Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

ABB LTD,

VERDI ACQUISITION CORPORATION,

and

POWER-ONE, INC.

Dated as of April 21, 2013

		Page

ARTICLE I

DEFINITIONS

1

Section 1.1	Definitions	1

ARTICLE II

THE MERGER

13

Section 2.1	The Merger	13
Section 2.2	Merger Closing	14
Section 2.3	Effective Time	14
Section 2.4	Effects of the Merger	14
Section 2.5	Certificate of Incorporation and Bylaws of the Surviving Corporation	14
Section 2.6	Board of Directors	14
Section 2.7	Officers	15

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

15

Section 3.1	Effect on Securities and Company Warrants	15
Section 3.2	Exchange of Certificates and Company Warrants	16
Section 3.3	Equity-Based Awards	19
Section 3.4	Lost Certificates	21
Section 3.5	Dissenting Shares	21
Section 3.6	Withholdings	22
Section 3.7	Transfers; No Further Ownership Rights	22
Section 3.8	Change in Shares	22

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

23

Section 4.1	Organization and Qualification; Subsidiaries	23
Section 4.2	Capitalization; Subsidiaries	23
Section 4.3	Authority Relative to Agreement	25

i

(continued)

(continued)

		Page

ARTICLE VI

COVENANTS AND AGREEMENTS

44

Section 6.1	Conduct of Business by the Company Pending the Merger	44
Section 6.2	Proxy Statement; Stockholders’ Meeting	49
Section 6.3	Appropriate Action; Consents; Filings	51
Section 6.4	Access to Information; Confidentiality	53
Section 6.5	Acquisition Proposals	54
Section 6.6	Directors’ and Officers’ Indemnification and Insurance	57
Section 6.7	Notification of Certain Matters	59
Section 6.8	Public Announcements	60
Section 6.9	Employee Matters	60
Section 6.10	Rule 16b-3 Matters	62
Section 6.11	Credit Facility	62
Section 6.12	Stockholder Litigation	63

ARTICLE VII

CONDITIONS TO THE MERGER

63

Section 7.1	Conditions to the Obligations of Each Party	63
Section 7.2	Conditions to the Obligations of Parent and Merger Sub	64
Section 7.3	Conditions to the Obligations of the Company	64
Section 7.4	Frustration of Closing Conditions	65

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

65

Section 8.1	Termination	65
Section 8.2	Effect of Termination	67
Section 8.3	Termination Fees	67
Section 8.4	Amendment	69
Section 8.5	Extension; Waiver	69
Section 8.6	Expenses	70

(continued)

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 21, 2013 (this “Agreement”), is made by and among ABB Ltd, a corporation organized under the Laws of Switzerland (“Parent”), Verdi Acquisition Corporation, a Delaware corporation and an indirect wholly-owned Subsidiary of Parent (“Merger Sub”), and Power-One, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the board of directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and the stockholders of the Company and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company has unanimously recommended adoption of this Agreement by its stockholders and directed that this Agreement be submitted to its stockholders for adoption;

WHEREAS, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 3.1, each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) and each issued and outstanding share of Series C Junior Participating Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series C Preferred Stock”), in each case immediately prior to the Effective Time, will be canceled and converted into the right to receive the Merger Consideration as provided herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company have entered into a voting agreement, dated as of the date hereof, with Parent (the “Voting Agreement”); and

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Definitions.  Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement and as follows:

“6.5(e) Notice” shall have the meaning set forth in Section 6.5(e).

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement containing terms no less restrictive of the Third Party that is party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement with respect to Parent and its Affiliates and Representatives, including with respect to standstill provisions.

“Acquisition Proposal” shall have the meaning set forth in Section 6.5(h)(i).

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For the avoidance of doubt, the Silver Lake Stockholders shall be deemed to be Affiliates of the Company.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined consolidated or unitary group defined under income Tax Law).

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 6.5(c).

“Anticipated Prepayment Date” shall have the meaning set forth in Section 6.11.

“Anticorruption Laws” shall mean (i) the FCPA and (ii) any other Law promulgated by any Governmental Authority applicable to the Company and its Subsidiaries relating to bribery or corruption.

“Antitrust Laws” shall have the meaning set forth in Section 4.4(b).

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in Zurich, Switzerland or New York, New York are authorized or obligated by Law or executive order to close.

“By-laws” shall have the meaning set forth in Section 4.1.

“Certificate of Merger” shall have the meaning set forth in Section 2.3.

“Certificates” shall have the meaning set forth in Section 3.1(c).

“Change in Recommendation” shall have the meaning set forth in Section 6.5(c).

“Charter” shall have the meaning set forth in Section 4.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Certificates” shall have the meaning set forth in Section 3.1(b).

“Common Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plan” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other material plan, program, agreement, arrangement or policy relating to stock options, stock purchases or other equity or equity-based compensation, deferred compensation, bonus, incentive, severance, retention, fringe benefits  or employee benefits, including individual employment, consulting, change in control and severance agreements, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its Subsidiaries or pursuant to which the Company or its Subsidiaries have any liability (including a contingent liability) or otherwise providing for payments or benefits for or to any current or former employees, directors, officers or consultants of the Company or any of its Subsidiaries, including for purposes of clarification the Company Plans, but not including any Multiemployer Plan.

“Company Board” shall have the meaning set forth in Section 4.3(b).

“Company Board Recommendation” shall have the meaning set forth in Section 4.3(b).

“Company Common Stock” shall have the meaning set forth in the Recitals.

“Company Disclosure Schedule” shall mean the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (it being understood that the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, have a Material Adverse Effect).

“Company Employee” shall have the meaning set forth in Section 6.9(b)(i).

“Company Lease” shall mean any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Material Contract” shall have the meaning set forth in Section 4.16(a).

“Company Option” shall mean each option to purchase shares of Company Common Stock granted pursuant to any Company Plan.

“Company Owned IP” shall mean all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Permits” shall have the meaning set forth in Section 4.5.

“Company Plans” shall mean any of the Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan”), the 2001 Stock Option Plan (the “2001 Plan”) and the Amended and Restated 1996 Stock Incentive Plan (the “1996 Plan”).

“Company Preferred Stock” shall mean, collectively, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

“Company Registered IP” shall have the meaning set forth in Section 4.14(a).

“Company Related Parties” shall have the meaning set forth in Section 8.3(b)(ii).

“Company Restricted Share” shall mean each restricted share of Company Common Stock granted pursuant to the Company Plans.

“Company SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Company Source Code” shall have the meaning set forth in Section 4.14(i).

“Company Stock” shall mean, collectively, Company Common Stock and Company Preferred Stock.

“Company Stock-Based Award” shall mean each right of any kind to receive shares of Company Common Stock or benefits measured by the value of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under the Company Plans (including without limitation stock appreciation rights, restricted stock units, performance stock units and dividend equivalents), other than Company Options and Company Restricted Shares.

“Company Termination Fee” shall have the meaning set forth in Section 8.3(a)(i).

“Company Warrants” shall mean Warrant No. 1 for the Purchase of 8,628,941 Shares of Company Common Stock, dated May 8, 2009, and Warrant No. 2 for the Purchase of 71,059 Shares of Company Common Stock, dated May 8, 2009.

“Confidentiality Agreement” shall mean the confidentiality agreement dated August 23, 2011 between ABB Asea Brown Boveri Ltd and the Company, as amended on October 25, 2012.

“Contract” shall mean any binding contract, agreement, arrangement, understanding, commitment, franchise, indenture, lease, purchase order or license, whether written or otherwise.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans listed in Section 4.13(a) of the Company Disclosure Schedule.

“Conversion” shall have the meaning set forth in Section 3.2(g).

“Credit Facility” shall mean the credit facility under the Credit Facility Agreement.

“Credit Facility Agent” shall mean Bank of America, N.A., in its capacity as administrative agent under the Credit Facility Agreement.

“Credit Facility Agreement” shall mean the Amended and Restated Credit Agreement, dated as of January 30, 2013 (as amended, supplemented, restated or otherwise modified from time to time), by and among the Company, the Credit Facility Lenders and the Credit Facility Agent and all Loan Documents (as defined in the Credit Facility Agreement) related thereto.

“Credit Facility Lenders” shall mean the several banks and other financial institutions or entities from time to time parties to the Credit Facility Agreement.

“Customs and International Trade Laws” shall mean any Law, Order, permit or other decision or requirement having the force or effect of Law and as amended from time to time, of any Governmental Authority, concerning the importation of products, the exportation or reexportation of products (including technology and services), the terms and conduct of international transactions, and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930 and other Laws and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, Export Administration Act of 1979, Export Administration Regulations, International Emergency Economic Powers Act, Trading With the Enemy Act, Arms Export Control Act, International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control and the antiboycott Laws administered by the U.S. Departments of Commerce and Treasury.

“Damages” shall mean damages, costs, fees, expenses, liabilities, penalties or losses of any kind; provided, that Damages shall not include any special, punitive, incidental or consequential damages other than special, incidental or consequential damages to the extent reasonably foreseeable as of the date hereof.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Dissenting Shares” shall have the meaning set forth in Section 3.5.

“EBITDA” shall mean, with respect to a Person, the net income of such Person (as determined in accordance with GAAP) before interest, Taxes, depreciation and amortization.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Electronic Data Room” shall mean the electronic data room maintained by Merrill Corporation (as long as the applicable document or information was available in the electronic data room before 9:00 a.m. (Pacific time)) on April 21, 2013.

“Environmental Claim” shall mean any written claim, action, cause of action, suit, proceeding, order, demand or notice alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, property damages, and personal injuries), based on Environmental Laws or arising out of or resulting from:  (i) the Release of Hazardous Substance at any location; or (ii) exposure to any Hazardous Substance.

“Environmental Laws” shall mean all Laws in effect as of the date hereof relating to pollution or protection of human health or safety or the environment, including Laws relating to the exposure to, Release, or threatened Release of Hazardous Substances, or relating to the manufacture, use, treatment, storage, transport, presence, investigation, remediation or handling of Hazardous Substances and all Laws regarding recordkeeping, notification, disclosure and reporting requirements for Hazardous Substances.

“Environmental Permits” shall mean any permit, license, approval or other authorization under any Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“FCPA” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any regulations issued thereunder.

“Foreign Antitrust Laws” shall have the meaning set forth in Section 4.4(b).

“GAAP” shall mean the United States generally accepted accounting principles.

“Government Official” shall mean any (i) officer or employee of a Governmental Authority or any department, agency or instrumentality thereof (including any state-owned or -controlled enterprise), or of a public organization, (ii) officer or employee of a public international organization (e.g., The World Bank), (iii) political party or party official or candidate for political or government office or (iv) or any Person acting for or on behalf of any of the foregoing.

“Governmental Authority” shall mean any foreign, domestic, federal, territorial, national, state or local governmental authority of any nature(including any government and any governmental agency, instrumentality, court, tribunal or commission, or any department, subdivision or branch of any of the foregoing) or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Substance” shall mean (i) substances defined, listed, classified or regulated as “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants”, “radioactive materials, “petroleum”, “petroleum by-product”, or words of similar import under any Environmental Law; (ii) asbestos and asbestos containing materials; and (iii) polychlorinated biphenyls.

“Highly Paid Employees” shall mean the Company’s and its Subsidiaries’ fifty (50) most highly compensated employees, determined based on the employee’s annual base salary and bonus with respect to the immediately preceding fiscal year.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” shall mean, with respect to any Person, without duplication: (a) any obligations for borrowed money, (b) any obligations evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) any obligations under conditional sale, title retention or similar agreements or arrangements creating an obligation with respect to the deferred purchase price of property, securities or other assets (including “earn-out” payments) (excluding accounts payable and accrued liabilities incurred in the ordinary course of business), (d) any capital lease obligations, (e) any net obligations in respect of interest rate, currency or commodity swaps, collars, caps, hedges, futures contract, forward contract, option or other derivative instruments or arrangements, (f) any accrued interest, premiums, penalties, breakages, “make whole amounts” and other obligations relating to the foregoing that would be payable in connection with the repayment of the foregoing clauses (a) through (e), and (g) any obligations to guarantee any of the foregoing types of obligations on behalf of any Person; provided, however, that, with respect to the Company or any of its Subsidiaries, any intercompany Indebtedness owing by the Company to any of its wholly-owned Subsidiaries, by a wholly-owned Subsidiary of the Company to the Company, or by one wholly-owned Subsidiary of the Company to another wholly-owned Subsidiary of the Company, in each case, shall not constitute “Indebtedness” hereunder.

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer, director, manager or employee of the Company or served on behalf of the Company as an officer, director, manager, employee, trustee or fiduciary of any of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise or any of their predecessors in their capacities as such.

“Intellectual Property Rights” shall mean all industrial and intellectual property and other similar proprietary rights, in any jurisdiction, whether registered or unregistered, including all such rights in and to (i)  patents, patent applications, utility models, and all continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, and extensions thereof, and any counterparts claiming priority therefrom (“Patents”), (ii) trademarks, service marks, logos, trade dress, trade names, and all other designations of origin of a product or service (“Trademarks”) together with the goodwill symbolized by any of the foregoing, (iii) moral rights and copyrights (“Copyrights”), (iv) rights in computer programs and software (whether in source code, object code, or other form), application programming interfaces, algorithms, databases, compilations and data, firmware, development tools and documentation supporting the foregoing, (v) trade secrets and rights in other confidential information, including rights in ideas, proprietary information, know-how, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, improvements, proprietary processes, technology, technical data, algorithms, specifications, formulae, models, and methodologies, customer lists and supplier lists, and industrial designs (“Trade Secrets”), (vi) Internet domain names and World Wide Web URLs or addresses, (vii) mask works, and any equivalent or similar rights in semiconductor masks, layouts, architectures, or topology, (viii) all rights of publicity and other rights to use the names and likeness of individuals, (ix) designs and (x) all applications and registrations for the foregoing.

“Intentional Breach” shall mean, with respect to any representation, warranty, agreement or covenant, an action or omission (including a failure to cure circumstances) taken or omitted to be taken that the breaching Person intentionally takes (or fails to take) and knows (or should reasonably have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.

“Investments” shall have the meaning set forth in Section 4.2(d).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean (i) with respect to the Company, the actual knowledge of the individuals set forth on Section 1.1(a) of the Company Disclosure Schedule after reasonable inquiry and (ii) with respect to Parent or Merger Sub, the actual knowledge of the individuals set forth on Section 1.1(a) of the Parent Disclosure Schedule after reasonable inquiry.

“Law” shall mean any and all domestic (federal, state or local), tribal or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 4.17(b).

“License Agreement” shall mean any Contract pursuant to which the Company or any of its Subsidiaries is granted a license to or right to use or exploit (including by means of a covenant not to sue) Intellectual Property Rights owned or controlled by third parties.

“Licensed IP Rights” shall mean any Intellectual Property Rights licensed to the Company or its Subsidiaries or that the Company or any of its Subsidiaries is granted a right to use or exploit (including by means of a covenant not to sue) pursuant to a License Agreement.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Malicious Code” shall have the meaning set forth in Section 4.14(h).

“Material Adverse Effect” shall mean any change, event, effect or circumstance (a) which, individually or in the aggregate, has resulted, or would reasonably be expected to result, in a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, events, effects or circumstances to the extent resulting from the following shall be excluded from the determination of Material Adverse Effect: (i) any change, event, effect or circumstance arising after the date hereof generally affecting the principal industries in which the Company and its Subsidiaries operate; (ii) any change (or any prospective change that has become publicly known) in any Law or GAAP (or changes in interpretations or enforcement of any Law or GAAP) in each case arising after the date hereof; (iii) changes arising after the date hereof in general economic, regulatory or political conditions or the financial, credit, securities or capital markets in general; (iv) any acts of God, calamities, natural disasters, earthquakes, hurricanes, terrorism, general national, political, or social conditions including the engagement by any country in hostilities, war or any escalation or worsening thereof arising after the date hereof; (v) changes (including any loss of employees or any loss of, or any disruption in, customer, distributor, dealer, supplier, partner or similar relationships) resulting from the execution of this Agreement or the announcement of this Agreement or the announcement of the transactions contemplated hereby; (vi) any changes in the market price or trading volume of the Company Common Stock after the date hereof or the fact that the Company has failed to meet any estimates, projections or forecasts for any period (other than, in each case for purposes of this clause (vi), any change, event, effect or circumstance giving rise to any such change or failure); or (vii) any action taken by the Company or any of its Subsidiaries that is not required to be taken pursuant to the terms of the Agreement and which is taken at Parent’s express written request or any action expressly required to be taken by the Company or any of its Subsidiaries pursuant to this Agreement or the failure to take any action by the Company or any of its Subsidiaries if that action is expressly prohibited by this Agreement (provided that any effect of compliance with the terms of Section 6.1 shall not be considered for purposes of this clause (vii)); but only if, in the case of clauses (i), (ii), (iii) or (iv), such change, event, effect or circumstance does not materially disproportionately impact the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries or markets in which the Company or its Subsidiaries operate; or (b) that prevents or materially delays the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

“Material Company Lease” shall mean any Company Lease (a) which has annual rent obligations in excess of $400,000 and has a remaining term (excluding any renewal options), as of the date hereof, in excess of 12 months or (b) for the Company’s headquarters or a manufacturing facility.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Closing” shall have the meaning set forth in Section 2.2.

“Merger Closing Date” shall have the meaning set forth in Section 2.2.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“NASDAQ” shall mean The NASDAQ Stock Market LLC (NASDAQ Global Select Market).

“New Plans” shall have the meaning set forth in Section 6.9(b)(ii).

“Open Source Materials” shall have the meaning set forth in Section 4.14(g).

“Option Exchange Ratio” shall mean a fraction having a numerator equal to the Merger Consideration and having a denominator equal to the Parent American Depositary Share Price.

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

“Outside Date” shall have the meaning set forth in Section 8.1(b)(i).

“Owned Real Property” shall have the meaning set forth in Section 4.17(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent American Depositary Shares” shall mean the American Depositary Shares, each representing, as of the date hereof, on share of Parent’s registered shares, par value CHF 1.03, issued under and pursuant to that certain Amended and Restated Deposit Agreement, dated as of May 7, 2001, by and among Parent, Citibank, N.A., as Depositary, and the holders and beneficial owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder.

“Parent American Depositary Share Price” shall mean an amount equal to the volume weighted average price per share (or “VWAP”) of the Parent American Depositary Shares on the NYSE, based on information as reported through Bloomberg, for the ten (10) consecutive trading days ending on and including the last trading day prior to the Closing Date.  For the avoidance of doubt, the VWAP is calculated using the standard VWAP formula in Bloomberg over the ten (10) consecutive trading days and not by taking the volume-weighted average of the VWAP for each of the ten (10) consecutive trading days.

“Parent Disclosure Schedule” shall have the meaning set forth in Article V.

“Parent Expenses” shall have the meaning set forth in Section 8.3(a)(iv).

“Parent Information” shall have the meaning set forth in Section 6.2(c).

“Parent Organizational Documents” shall have the meaning set forth in Section 5.1.

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Performance Awards” shall have the meaning set forth in Section 3.3(a)(iv).

“Permitted Liens” shall mean (a) any statutory Lien for Taxes, assessments and other governmental charges not yet delinquent or, if delinquent, are being contested in good faith and for which adequate accruals or reserves have been established on the financial statements of the Company in accordance with GAAP (if required); (b) construction, mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, arising or incurred in the ordinary course of business; provided, that the underlying obligations (i) are not yet due and payable or delinquent or (ii) if delinquent, are being contested in good faith by appropriate proceeding and, in the case of each of clauses (b)(i) and (b)(ii), which would not reasonably be expected to result in forfeiture of the involved assets; (c) with respect to real properties, (i) any zoning and other land use restrictions not violated by the current improvements or current use in any material respect, (ii) survey exceptions, utility easements, rights of way and similar agreements, easements, covenants, reservations, restrictions and Liens that are imposed by any Governmental Authority having jurisdiction thereon or by Law or otherwise or typical for the applicable property type and locality, and (iii) Liens disclosed on existing title reports or existing surveys; provided, that, in the case of clauses (c)(i), (c)(ii) and (c)(iii), none of the foregoing, individually or in the aggregate, materially impairs current occupancy, materially detracts from the value of, or materially impairs, and is not reasonably expected to, materially impair, the present or continued use and operation of the affected assets (and excluding in all events any Liens securing the payment of money); (d) non-exclusive licenses of Intellectual Property Rights in the ordinary course of business; (e) other than the Liens described in the other clauses of this definition, all exceptions, restrictions, easements, imperfections of title, charges, rights of way and other similar Liens that do not, individually or in the aggregate, materially impair current occupancy, materially detract from the value of, or materially impair, and are not reasonably expected to, materially impair, the present or continued use and operation of the affected assets (and excluding in all events any Liens securing the payment of money); (f) Liens required to be granted in connection with the Credit Facility as in effect as of the date hereof, to the extent such Liens are fully released without any further liabilities (other than contingent indemnity and expense reimbursement obligations that survive the repayment of the loans and other financial accommodation) on the part of the Company or the Surviving Corporation upon full repayment of the Credit Facility in accordance with Section 6.11 of this Agreement; and (g) Liens granted in connection with capital lease obligations for office equipment entered into by the Company or a Subsidiary of the Company.

“Person” shall mean an individual, a corporation (including non-for-profit corporation), general or limited partnership, limited liability company, unlimited liability company, joint venture, association, Governmental Authority, unincorporated organization, trust or any other entity of any kind or nature.

“Preferred Certificates” shall have the meaning set forth in Section 3.1(c).

“Preferred Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Proceeding” shall have the meaning set forth in Section 4.11.

“Proposed Changed Terms” shall have the meaning set forth in Section 6.5(e)(ii).

“Proxy Date” shall have the meaning set forth in Section 6.2(d).

“Proxy Statement” shall have the meaning set forth in Section 6.2(a).

“Proxy Statement Clearance Date” shall mean the first date on which the SEC (or staff of the SEC) has, orally or in writing, confirmed that (a) it has no further comments on the Proxy Statement, or (b) it does not intend to review the Proxy Statement.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, of Hazardous Substances.

“Representatives” shall mean, with respect to any Person, any Subsidiary of such Person and such Person’s and each of its respective Subsidiaries’ directors (in their capacity as such), officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors or agents.

“Requisite Common Stockholder Approval” shall have the meaning set forth in Section 4.3(a).

“Requisite Preferred Stockholder Approval” shall have the meaning set forth in Section 4.3(a).

“Requisite Stockholder Approval” shall have the meaning set forth in Section 4.3(a).

“Restraints” shall have the meaning set forth in Section 7.1(c).

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall mean the Secretary of State of the State of Delaware.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series A Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Series B Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Series C Preferred Stock” shall have the meaning set forth in the Recitals.

“Silver Lake Stockholders” shall have the meaning set forth in Section 4.16(a)(xv).

“Stockholders’ Meeting” shall have the meaning set forth in Section 6.2(d).

“Subsidiary” of any Person, shall mean any corporation, partnership, joint venture or other legal entity of which such Person (itself or together with any other Subsidiary or Subsidiaries), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.5(h)(ii).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tail Period” shall have the meaning set forth in Section 6.6(b).

“Tax” shall mean any and all taxes, assessments, levies, duties, tariffs, imposts, and other similar charges in the nature of taxes (together with any and all interest, penalties, and additions to tax, related thereto) imposed by any Law, including taxes imposed on  income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation taxes.

“Tax Return” shall mean any return, declaration, report information statement, or claim for refund, including any schedule or attachment thereto, filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax of any party or the administration of any Law relating to any Tax.

“Taxing Authority” shall mean any Governmental Authority having the power under Law to impose, assess or collect Taxes.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Third Party” shall mean any Person or group other than Parent, Merger Sub and their respective Affiliates.

“Total Common Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Total Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Total Preferred Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Total Warrant Payment” shall have the meaning set forth in Section 3.1(e).

“Transfer Restrictions” shall mean any material transfer restrictions, rights of first offer or refusal, limitation on voting rights or similar restrictions (other than under the Securities Act, the Exchange Act or other similar securities Laws).

“Voting Agreement” shall have the meaning set forth in the Recitals.

“Warrant Payment” shall have the meaning set forth in Section 3.1(e).

ARTICLE II

THE MERGER

Section 2.1            The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under the name “Power-One, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 2.2            Merger Closing.  The closing of the Merger (the “Merger Closing”) will take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006 (a) at 9:00 a.m., New York City time, on the fourth Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that require the delivery of a document or certificate or taking of any other action at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the appropriate party of all such conditions at the Closing) or (b) such other time or date as agreed to in writing by the parties hereto.  The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.”

Section 2.3            Effective Time.  Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Merger Closing Date, the parties shall cause a certificate of merger, or a certificate of ownership and merger, as applicable (the “Certificate of Merger”), with respect to the Merger to be filed with the Secretary of State in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and shall make all other filings and recordings required under the DGCL.  The Merger shall become effective on such date and time as the Certificate of Merger is filed with the Secretary of State or at such other date and time as Parent and the Company shall agree and specify in the Certificate of Merger.  The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 2.4            Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.5            Certificate of Incorporation and Bylaws of the Surviving Corporation.  Subject to Section 6.6, at the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth on Exhibit A attached hereto, except that the name of the Surviving Corporation shall be “Power-One, Inc.” and (b) the bylaws of the Surviving Corporation shall be amended in its entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the bylaws of the Surviving Corporation shall be changed to references to “Power-One, Inc.”, in each case, until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.6            Board of Directors.  Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, incapacitation, retirement, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.7            Officers.  From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law or their earlier death, incapacitation, retirement, resignation or removal.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1            Effect on Securities and Company Warrants.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a)           Cancellation of Treasury Stock and Certain Other Company Securities.  Each share of Company Stock held by the Company or any Subsidiary of the Company (as treasury stock or otherwise) or held by Parent or Merger Sub, in each case, immediately prior to the Effective Time, shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b)           Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 3.1(a), the Company Restricted Shares (which are addressed in Section 3.3) and, except as provided in Section 3.5, the Dissenting Shares) shall be converted into the right to receive $6.3500 in cash (such sum, the “Common Merger Consideration”), without interest.  For purposes of this Agreement, “Total Common Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than shares canceled pursuant to Section 3.1(a) and, except as provided in Section 3.5, the Dissenting Shares) immediately prior to the Effective Time and (y) the Common Merger Consideration.  Each share of Company Common Stock to be converted into the right to receive the Common Merger Consideration as provided in the first sentence of this Section 3.1(b) shall, by virtue of the Merger and without any action on the part of the holders thereof, be automatically canceled and shall cease to exist, and the holders of certificates (the “Common Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates (or affidavits of loss in lieu thereof in accordance with Section 3.4) or Book-Entry Shares in accordance with Section 3.2, the Common Merger Consideration, without interest thereon, for each such share of Company Common Stock held by them.

(c)           Conversion of Company Preferred Stock.  Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 3.1(a)) shall be converted into the right to receive $4703.7037037 in cash (such sum, the “Preferred Merger Consideration”, and together with the Common Merger Consideration, as applicable, the “Merger Consideration”), without interest.  For purposes of this Agreement, “Total Preferred Merger Consideration” shall mean the product of (x) the number of shares of Company Preferred Stock issued and outstanding (other than shares canceled pursuant to Section 3.1(a)) immediately prior to the Effective Time and (y) the Preferred Merger Consideration, and “Total Merger Consideration” shall mean the sum of the Total Common Merger Consideration and the Total Preferred Merger Consideration.  Each share of Company Preferred Stock to be converted into the right to receive the Preferred Merger Consideration as provided in the first sentence of this Section 3.1(c) shall, by virtue of the Merger and without any action on the part of the holders thereof, be automatically canceled and shall cease to exist, and the holders of certificates (the “Preferred Certificates” and together with the Common Certificates, the “Certificates”) which immediately prior to the Effective Time represented such Company Preferred Stock shall cease to have any rights with respect to such Company Preferred Stock other than the right to receive, upon surrender of such Certificates (or affidavits of loss in lieu thereof in accordance with Section 3.4) in accordance with Section 3.2, the Preferred Merger Consideration, without interest thereon, for each such share of Company Preferred Stock held by them.

(d)           Conversion of Merger Sub Capital Stock.  Each share of common stock, par value of $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.001 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(e)           Treatment of Company Warrants.  Each Company Warrant shall be, at the Effective Time, converted into the right to receive the Warrant Payment payable in respect of such Company Warrant, without interest, and shall be cancelled upon payment of the Warrant Payment therefor without any further action on the part of the Company or the holder thereof.  For purposes of this Agreement, “Warrant Payment” means, with respect to each share of Company Common Stock subject to the Company Warrants outstanding and unexercised as of the Effective Time, a payment equal to the excess of the Common Merger Consideration over the applicable exercise price per share of Company Common Stock and “Total Warrant Payment” means the aggregate Warrant Payments payable in respect of all Company Warrants.

Section 3.2            Exchange of Certificates and Company Warrants.

(a)           Designation of Paying Agent; Deposit of Exchange Fund.  Prior to the Effective Time, Parent shall designate and enter into an agreement with a bank or trust company, which bank or trust company and the agreement to be entered into pursuant to this Section 3.2(a) shall, in each case, be reasonably acceptable to the Company (the “Paying Agent”), it being agreed by the parties that American Stock Transfer & Trust Company, LLC is acceptable, for the payment of the Merger Consideration and Warrant Payment as provided in Sections 3.1(b), 3.1(c) and 3.1(e).  Substantially concurrently with the filing of the Certificate of Merger with the Secretary of State, Parent shall deposit, or cause to be deposited with the Paying Agent (i) for the benefit of the holders of Company Common Stock and Company Preferred

Stock outstanding immediately prior to the Effective Time (other than holders of shares to be canceled pursuant to Section 3.1(a) and, except as provided in Section 3.5, the Dissenting Shares) cash constituting an amount equal to the Total Merger Consideration and (ii) for the benefit of the holders of Company Warrants outstanding immediately prior to the Effective Time cash constituting an amount equal to the Total Warrant Payment (such Total Merger Consideration and Total Warrant Payment as deposited with the Paying Agent, the “Exchange Fund”).  In the event the Exchange Fund shall be insufficient to make the payments contemplated by Sections 3.1(b), 3.1(c) and 3.1(e), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment.  Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock, Company Preferred Stock and Company Warrants, as applicable, and (ii) applied promptly to making the payments pursuant to Sections 3.1(b), 3.1(c) and 3.1(e).  The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1.  The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of shares of Company Stock for the Merger Consideration and the exchange of Company Warrants for the Warrant Payment and other actions contemplated by this Article III.

(b)           As promptly as practicable following the Effective Time and in any event not later than the fourth (4th) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock (i) a letter of transmittal, which shall specify that delivery shall be effected (and risk of loss and title to the Certificates, as applicable, shall pass) only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and which shall be in the form (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) and have such other provisions as Parent may, with the consent of the Company (which consent shall not be unreasonably withheld), reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

(c)           Surrender Procedures.

(i)            Certificates.  Upon the later of the Effective Time and surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor and Parent shall cause the Paying Agent to pay in exchange therefor as promptly as practicable, the Merger Consideration pursuant to the provisions of this Article III, and the Certificates surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Paying Agent) and the Person requesting such payment shall pay, or cause to be paid, any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable.  Except with respect to Dissenting Shares, until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Stock theretofore represented by such Certificate have been converted pursuant to Sections 3.1(b) or 3.1(c).  No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii)           Book-Entry Shares.  Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III.  In lieu thereof, each holder of record of Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share, the Merger Consideration.

(iii)          Company Warrants.  The Company shall deliver a written notice to the holders of Company Warrants no less than three (3) Business Days prior to the Merger Closing Date specifying the date on which the Merger Closing Date is expected to occur and requesting surrender of all Company Warrants to the Company on or prior to the Merger Closing Date.  Upon receipt of such written notice, each holder of Company Warrants shall use its reasonable best efforts to surrender its Company Warrants to the Company on or prior to the Merger Closing Date (it being understood that the failure of any holder of Company Warrants to surrender its Company Warrants to the Company shall not delay or impair such holder’s right to receive the Warrant Payment).  Parent shall cause the Paying Agent to pay, as promptly as practicable on or following the Merger Closing Date, to each holder of Company Warrants, the Warrant Payment payable in respect of the Company Warrants held by such holder pursuant to the provisions of this Article III, and such Company Warrants, upon payment of the Warrant Payment therefor, shall be canceled without any further action on the part of the Company or such holder and regardless of whether such Company Warrants were surrendered to the Company.  No interest shall be paid or accrue on any cash payable upon surrender of Company Warrants.

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund which remains unclaimed by the applicable former stockholders of the Company or holders of Company Warrants twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation or Parent (as directed by Parent), upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Parent or the Surviving Corporation (as applicable) for payment of their claims for Merger Consideration or Warrant Payment, as applicable, in respect thereof.

(e)                                  No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof (if any).

(f)                                   Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided, that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Stock and Company Warrants in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America.  Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

(g)                                  Conversion of Series C Preferred Stock.  Within ten (10) Business Days of Parent’s request, the Company shall send the Silver Lake Stockholders a notice requesting the Silver Lake Stockholders to convert as soon as reasonably practicable and in no event later than the record date for the Stockholders’ Meeting, shares of Series C Preferred Stock into Company Common Stock as contemplated by Section 10 of the Voting Agreement (the “Conversion”).  Such notice shall specify the procedures to be followed and the regulatory approvals the Company reasonably determines will be necessary (including under all applicable Antitrust Laws) to effect the Conversion.  The Company shall provide the Silver Lake Stockholders all reasonable cooperation necessary to effect the Conversion.

Section 3.3                                    Equity-Based Awards.

(a)                                 Treatment of Equity-Based Awards

(i)                                     Rollover of Company Options. Except to the extent otherwise elected by the holder pursuant to Section 3.3(a)(ii) hereof, as of the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holders of the Company Options, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, shall (i) fully vest and become exercisable and (ii) be converted into an option to acquire a number of Parent American Depositary Shares equal to the product (rounded down to the nearest number of whole shares) of (A) the number of shares of Company Common Stock underlying such Company Option immediately prior to the Effective Time and (B) the

Option Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of such Company Option immediately prior to the Effective Time, divided by (y) the Option Exchange Ratio; provided, however, that the exercise price and the number of Parent American Depositary Shares purchasable pursuant to the Company Options (as converted) shall be subject to such adjustments as Parent determines are reasonably necessary for the foregoing conversion to satisfy the requirements of Sections 409A, 422 and 424 of the Code and Treasury Regulation Section 1.424-1.  Except as specifically provided herein, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions as set forth in the applicable Company Plan and any agreements thereunder as were applicable immediately prior to the Effective Time.

(ii)                                  Elective Exercise of Company Options.  Notwithstanding Section 3.3(a)(i), the Company shall, promptly following the date of this Agreement, and in any event no later than thirty (30) Business Days prior to the Closing, deliver written notice to each holder of a Company Option giving each such holder the opportunity to make an irrevocable election in writing, no later than seven (7) Business Days prior to the Effective Time, with respect to all or a portion of such Company Option, whether vested or unvested, to the extent such Company Option remains outstanding and unexercised immediately prior the Effective Time, to exercise such Company Option immediately prior to the Effective Time and receive a payment therefor from the Surviving Corporation following the Effective Time an amount in cash, in lieu of any rollover of such Company Option pursuant to Section 3.3(a)(i) no later than five (5) Business Days following the Effective Time and conditioned upon the occurrence thereof, equal to the product of (i) the total number of shares of Company Common Stock underlying such Company Option (or portion thereof) and (ii) the Common Merger Consideration, reduced by the exercise price applicable to such Company Option (or portion thereof), subject to any applicable income and employment withholding Taxes; provided that if the exercise price per share of any such Company Option (or portion thereof) is equal to or greater than the per share Common Merger Consideration, such Company Option (or portion thereof) shall be treated as provided in Section 3.3(a)(i).  Any holder of a Company Option who makes an election under this Section 3.3(a)(ii) shall cease to have any rights with respect to the Company Option (or portion thereof) for which an election is made and has become irrevocable, other than to receive the payment specified in this Section 3.3(a)(ii). Any Company Option for which the election described in this Section 3.3(a)(ii) is not timely received shall be treated as provided in Section 3.3(a)(i).

(iii)                               Company Restricted Shares.  As of the Effective Time, each Company Restricted Share granted prior to the date hereof and that is outstanding shall become fully vested and all restrictions thereon shall lapse and be converted automatically into the right to receive from the Surviving Corporation, no later than five (5) Business Days following the Effective Time, an amount in cash equal to the Common Merger Consideration, subject to applicable income and employment withholding Taxes.

(iv)                              Other Company Stock-Based Awards.  At the Effective Time, each other Company Stock-Based Award, whether vested or unvested, that is outstanding and, if applicable, unexercised immediately prior the Effective Time shall become fully vested and shall be converted automatically into the right to receive, no later than five (5) Business Days following the Effective Time, an amount in cash equal to the product of (i) the total number of shares of Company Common Stock underlying such Company Stock-Based Award and (ii) the Common Merger Consideration (reduced, if applicable, by any exercise price applicable to such Company Stock-Based Award), subject to applicable income and employment withholding Taxes; provided, that with respect to any unvested Company Stock-Based Award subject to performance-based vesting conditions (“Performance Awards”), such Performance Awards shall be deemed fully earned at a level that assumes the Company attained maximum performance with respect to the applicable performance metrics to which such Performance Awards are subject as of the Closing Date and shall fully vest without any pro ration based on the extent to which the performance period under the Performance Award has lapsed.

(v)                                 The Company shall, in consultation with Parent, take any and all actions reasonably necessary to effectuate the provisions of this Section 3.3; provided, that Parent shall have the opportunity to review, for a period of at least three (3) Business Days, and comment on any resolutions the Board or any committee thereof intends to approve with respect thereto.  Any notice the Company intends to deliver to the holders of Company Options, or other Company Stock-Based Awards or the participants in any other Company Plan setting forth such holders’ or participants’ rights pursuant to this Agreement, shall be subject to Parent’s opportunity to review, for a period of at least three (3) Business Days, and consent, which consent shall not be unreasonably withheld, delayed or conditioned.

(vi)                              Parent shall, at or promptly following the Effective Time, deposit, or cause to be deposited, with the Surviving Corporation sufficient cash funds to make all payments owed pursuant to this Section 3.3, including payments in respect of Company Options in which the holder has timely elected the “cashout option,” Company Restricted Shares and the Performance Awards, and Parent shall cause the Surviving Corporation to make such payments after the Effective Time to all holders of equity based awards in accordance with the terms of this Section 3.3.

Section 3.4                                    Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such customary and reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5                                    Dissenting Shares.  Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to appraisal rights under Section 262 of the DGCL, and who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Common Merger Consideration as provided in Section

3.1(b), but instead the holders of such Dissenting Shares shall be entitled to receive such consideration from the Surviving Corporation as shall be determined pursuant to Section 262 of the DGCL.  At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL.  Notwithstanding the foregoing, if any such holder shall have failed to perfect or shall have otherwise waived, effectively withdrawn or lost his or her right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 of the DGCL shall cease and such shares shall no longer be considered Dissenting Shares for purposes hereof and such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, as provided in Section 3.1(b).

Section 3.6                                    Withholdings.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration, the Warrant Payment and any amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Preferred Stock, Company Options, Company Restricted Shares, Company Stock-Based Awards or Company Warrants, if any, such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 3.7                                    Transfers; No Further Ownership Rights.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no registration of transfers on the stock transfer books of the Company or the Surviving Company of shares of Company Stock that were outstanding immediately prior to the Effective Time.  If Certificates are presented to the Surviving Corporation or Parent for transfer following the Effective Time, they shall be canceled against delivery of the Merger Consideration, as provided for in Sections 3.1(b) and 3.1(c), for each share of Company Stock formerly represented by such Certificates.  All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Stock.

Section 3.8                                    Change in Shares. If between the date of this Agreement and the Effective Time any outstanding shares of Company Stock shall have been changed into a different number of shares or a different class, solely by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction and to provide to the holders of Company Stock the same economic effect as contemplated by this Agreement prior to such action; provided, that nothing in this Section 3.8 shall be construed to permit the

Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company SEC Documents filed prior to the date hereof (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to “forward-looking statements” and any other disclosures included in any such form, report, schedule, statement or other document to the extent they are predictive or forward-looking in nature); provided, that in no event shall any disclosure in such Company SEC Documents qualify or limit the representations and warranties in Section 4.2(a), the first three sentences of Section 4.2(b) or Section 4.3 or (ii) the corresponding section of the Company Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and each other representation and warranty set forth in this Article IV to the extent that it is reasonably apparent on its face that such information is relevant to such other representation and warranty), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1                                    Organization and Qualification; Subsidiaries.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Each of the Company’s Subsidiaries is a corporation or legal entity duly organized or formed, validly existing and (where such concept is recognized) in good standing, under the laws of its jurisdiction of organization or formation, except to the extent the failure of any such Subsidiary to be in good standing has not had, individually or in the aggregate, a Material Adverse Effect. Each of the Company and each of its Subsidiaries has the requisite corporate or similar entity power and authority to conduct its business as it is now being conducted, except where the failure to have such power or authority has not had, individually or in the aggregate, a Material Adverse Effect.  The Company and each of its Subsidiaries is duly qualified or licensed as a foreign entity to do business, and (where such concept is recognized) is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing has not had, individually or in the aggregate, a Material Adverse Effect.  The copies of the Amended and Restated Certificate of Incorporation of the Company (the “Charter”) and Amended and Restated By-laws of the Company (the “By-laws”), in each case, as most recently filed with the Company SEC Documents, are, in each case, true, complete and correct copies of such documents.  The Company has made available to Parent complete and correct copies of the charter and bylaws (or similar organizational documents) of each Subsidiary of the Company, each as in full force and effect as of the date hereof.

Section 4.2                                    Capitalization; Subsidiaries.  (a) As of the date hereof, the authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 30,000,000 shares of Company Preferred Stock.  As of the date hereof, the Company has authorized (i) 23,625 shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), (ii) 23,625 shares of Series B Junior Participating Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”) and (iii) 36,900 shares of Series C Preferred Stock.  As of April 15, 2013, (i) 122,104,193 shares of Company Common Stock were issued and outstanding, (ii) no shares of Series A Preferred Stock or Series B Preferred Stock were issued and outstanding, (iii) 36,375 shares of Series C Preferred Stock were issued and outstanding and (iv) no shares of Company Common Stock were held in treasury.  As of the date hereof, there were (i) 37,532,585 shares of Company Common Stock reserved for issuance under Company Plans (including, as of April 17, 2013, there were 2,147,183 shares of Company Common Stock issuable upon exercise of outstanding Company Options and 4,628,418 shares underlying Company Stock-Based Awards) and, except as set forth in this clause (i), no other outstanding awards under any Company Plan denominated in or otherwise tied to the value of a share of Company Common Stock, (ii) 26,944,444 shares of Company Common Stock reserved for issuance under the outstanding shares of Series C Preferred Stock and (iii) 8,700,000 shares of Company Common Stock reserved for issuance under the Company Warrants.  Except as set forth above, as of April 15, 2013, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding.  All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Plans, the conversion of the Series C Preferred Stock and exercise of the Company Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.  Section 4.2(a) of the Company Disclosure Schedule sets forth, as of the date hereof, with respect to each Company Option, Company Restricted Share and Company Stock Based Award outstanding under any Company Plan, the number of Shares underlying such award, expiration date and exercise or conversion price, if applicable, relating thereto.

(b)                                 Except as set forth in Section 4.2(a) and except as expressly permitted under Section 6.1, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract.  Except as set forth in Section 4.2(a), there are no outstanding contractual obligations of the Company or any of its Subsidiaries affecting the voting rights of or requiring the repurchase, redemption, issuance, creation or disposition of any equity interests in the Company.  Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, since the close of business on April 15, 2013, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or any other equity interests in the Company as of such date, except for issuances pursuant to the exercise, conversion or settlement of Company Options, Company Restricted Shares and Company Stock-Based Awards, the Series C Preferred Stock and the Company Warrants.  There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the stockholders of the Company may vote.

(c)                                  Each outstanding share of capital stock of, or other equity interests in, each Subsidiary of the Company (i) is (to the extent such concept is applicable) duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights, and (ii) is owned, directly or indirectly, by the Company or one of its Subsidiaries, free and clear of all Liens and Transfer Restrictions, or such other Person listed in Section 4.2(c)(i) of the Company Disclosure Schedule as owning such share.  Section 4.2(c)(ii) of the Company Disclosure Schedule contains a true, correct and complete list of all the Subsidiaries of the Company (including their names and jurisdictions of organization), the percentage ownership interest of the Company in each of its Subsidiaries, and the percentage ownership interest of any other Person or Persons in each Subsidiary of the Company, in each case as of the date hereof.

(d)                                 Section 4.2(d) of the Company Disclosure Schedule sets forth the name, jurisdiction of organization and the Company’s (or the Subsidiary of the Company’s) percentage ownership of any and all Persons in which the Company or any Subsidiary of the Company owns, or has the right or obligation to acquire, any equity interests (other than any Subsidiary of the Company) (collectively, the “Investments”).  All of the Investments are owned by the Company or by a Subsidiary of the Company free and clear of all Liens (other than Permitted Liens) and Transfer Restrictions.  As of the date of this Agreement, except for the capital stock or other equity interests of the Subsidiaries of the Company and the Investments, the Company does not, directly or indirectly, own any capital stock or other voting or equity securities or interests in any Person that is material to the business of the Company and its Subsidiaries, taken as a whole.

(e)                                  Neither the Company nor any of its Subsidiaries has entered into any commitment, arrangement or agreement, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person, other than any such commitment, arrangement or agreement in the ordinary course of business consistent with past practice with respect to wholly-owned Subsidiaries of the Company.  There are no shareholder agreements, voting trusts, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company, any Subsidiary or any Investment.

(f)                                   All Company Options and other equity-based awards under the Company Plans (i) have been granted in compliance with the material terms of the applicable Company Plans, with applicable Laws, and with the applicable provisions of the Company’s certificate of incorporation and bylaws as in effect at the time of the applicable grant, and (ii) are in all material respects accurately disclosed as required by applicable Law in the Company SEC Documents and the financial statements set forth therein.  Any actions of the Company, the Company Board of Directors or its designee referred to in Section 3.3 are valid and binding in accordance with the Company Plans.

Section 4.3                                    Authority Relative to Agreement.  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject solely in the case of the performance of the Merger to obtaining, at the Stockholders’ Meeting, (i) the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Common Stockholder Approval”) and (ii) the affirmative vote of the holders of a majority of the outstanding shares of Series C Preferred Stock (the “Requisite Preferred Stockholder Approval” and together with the Requisite Common Stockholder Approval, the “Requisite Stockholder Approval”), in each case entitled to vote thereon at the Stockholders’ Meeting in favor of the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, including the Merger (other than, with respect to the consummation of the Merger, the receipt of the Requisite Stockholder Approval, as well as the filing and recordation of the Certificate of Merger with the Secretary of State).  This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and subject to general equitable principles (the “Bankruptcy Exceptions”).

(b)                                 The board of directors of the Company (the “Company Board”), by resolutions adopted at a meeting duly called and held, has, subject to the terms and conditions of this Agreement, unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement is advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved this Agreement and the Voting Agreement (including for purposes of Section 203 of the DGCL), (iii) approved the Merger and the other transactions contemplated by this Agreement and the Voting Agreement and (iv) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement (the “Company Board Recommendation”) and directed that such matter be submitted for the consideration of the stockholders of the Company at the Stockholders’ Meeting, which resolutions have not been rescinded, modified or withdrawn in any way.

Section 4.4                                    No Conflict; Required Filings and Consents.  (a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s performance of its obligations hereunder will (i) subject to obtaining the Requisite Stockholder Approval, conflict with or violate the Charter or By-laws, (ii) assuming the consents, registrations, filings, notices, approvals and authorizations specified in Section 4.4(b) have been obtained or made and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) or Transfer Restrictions upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract, other than, in the case of clauses (ii) and (iii), any such violation, breach, default, right of termination, amendment, acceleration, cancellation, Lien or Transfer Restriction that has not had, individually or in the aggregate, a Material Adverse Effect.

(b)                                 None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s performance of its obligations hereunder will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) compliance with, and the filing of a premerger notification and report form by the Company under, the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable non-U.S. Laws designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (“Foreign Antitrust Laws” and, together with the HSR Act, “Antitrust Laws”), (iii) the filing and recordation of the Certificate of Merger with the Secretary of State, the other filings required under the DGCL by the Secretary of State and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) any filings required under the rules and regulations of NASDAQ, or (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, has not had, individually or in the aggregate, a Material Adverse Effect.

Section 4.5                                    Permits and Licenses.  Except as has not had, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company and its Subsidiaries to carry on their respective businesses as they are now being conducted (the “Company Permits”) and (b) all such Company Permits are in full force and effect and none of the Company or its Subsidiaries is in default or violation of any such Company Permit.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice since January 3, 2010 from any Governmental Authority threatening to suspend, revoke or withdraw any such material Company Permit.

Section 4.6                                    Compliance with Laws.  Except for instances of non-compliance, default or violation that have not had, individually or in the aggregate, a Material Adverse Effect, (i) each of Company and its Subsidiaries is in compliance with, and has not received written notice of any default or violation of, any Laws applicable to the Company or such Subsidiary or by which any property, asset or right of the Company or such Subsidiary is bound or affected and (ii) the Company is in compliance in all respects with the applicable listing, corporate governance and other rules and regulations of NASDAQ.

Section 4.7                                    Company SEC Documents; Financial Statements.  (a) Since January 3, 2010, the Company has filed or otherwise transmitted with the SEC all forms, documents and reports required under the Exchange Act or the Securities Act to be filed or furnished prior to the date of this Agreement by the Company with the SEC (the forms, documents, and reports so filed, transmitted or furnished since January 3, 2010 with the SEC, including any amendments thereto since the date of their filing, furnishing or transmittal and all documents, Contracts and other information incorporated therein, the “Company SEC Documents”).  As of their respective filing dates, or, if amended or restated after the date of filing, as of the date of the last such amendment or applicable subsequent filing, the Company SEC Documents (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.  The Company has made available to Parent copies of all comment letters and other correspondence received by the Company from the SEC since January 3, 2010 and relating to the Company SEC Documents, together with all written responses of the Company thereto.  No executive officer of the Company or any of its Subsidiaries has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to any Company SEC Documents.  As of the date of this Agreement, to the Knowledge of the Company, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC.  As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.  None of the Company’s Subsidiaries is, or since January 3, 2010 has been, required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)                                 The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material in amounts or significance and the absence of notes) in conformity with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.8                                    Disclosure Controls and Procedures; Internal Controls over Financial Reporting.  The Company has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the appropriate management personnel of the Company by others within those entities. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the United States Sarbanes-Oxley Act of 2002, as amended, for the fiscal year ended December 30, 2012, and such assessment concluded that such controls were effective and the Company’s auditors has issued (and subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal controls over financial reporting as of December

30, 2012.  To the Knowledge of the Company, since January 1, 2012, neither the Company nor the Company’s auditors has identified or been made aware of (i) any significant deficiencies or material weakness in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the Company’s internal controls.  As and to the extent described in the Company SEC Documents, the Company and the Subsidiaries of the Company have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  Since the enactment of the Sarbanes-Oxley Act of 2002, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 of the Exchange Act) or director of the Company or any Subsidiary of the Company.  There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.9                                    Absence of Certain Changes or Events.  Since December 30, 2012 and to the date hereof, there has not been any change, event, effect or circumstance that has had, individually or in the aggregate, a Material Adverse Effect.  Since such date to the date hereof, except for transactions contemplated hereby, the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and none of the Company or any of its Subsidiaries has taken any action that if taken after the date of this Agreement would constitute a violation of Section 6.1(a), (h), (r), (t) or (v), or, to the extent related to the foregoing sections, Section 6.1(z)

Section 4.10                             No Undisclosed Liabilities.  Except (a) as reflected or reserved against in the Company’s financial statements or the notes thereto included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 30, 2012, (c) for liabilities or obligations that have not had, individually or in the aggregate, a Material Adverse Effect, and (d) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether due or to become due, that are required by GAAP to be reflected or reserved against on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries.

Section 4.11                             Absence of Litigation.  Except for matters that, individually or in the aggregate, have not had a Material Adverse Effect, there is no claim, suit, action, litigation, arbitration, mediation, proceeding or investigation (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.  As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries challenging or seeking to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby.  To the Knowledge of the Company, (x) no officer or director of the Company or any of its Subsidiaries is a defendant in any Proceeding in connection with his or her status as an officer or director of the Company or any of its Subsidiaries, and (y) no such Proceeding is threatened in writing, in either case that has had, individually or in the aggregate, a Material Adverse Effect.

Section 4.12                             Environmental Matters.  Except as has not had, individually or in the aggregate, a Material Adverse Effect, (a) the Company and its Subsidiaries are and have been since January 1, 2010 in compliance with all applicable Environmental Laws and, to the Knowledge of the Company, are in possession of all Environmental Permits and compliance with the terms and conditions thereof; (b) each such Environmental Permit is valid, subsisting and in full force and effect, and no appeals or other proceedings are pending or threatened with respect to the issuance, terms or conditions of any such Environmental Permit; (c) neither the Company nor its Subsidiaries has received any written notice alleging any unresolved violation of any Environmental Law; (d) there is no Environmental Claim pending; and (e) at any time since January 1, 2010, the Company and its Subsidiaries have not caused or permitted and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is liable for the presence of, any exposure to or any Releases of Hazardous Substances on, at, in or underneath any property, whether or not currently owned or leased by the Company or any of its Subsidiaries.

Section 4.13                             Employee Benefit Plans.  (a) Section 4.13(a) of the Company Disclosure Schedule lists the name of each Company Benefit Plan.  The Company has made available to Parent prior to the date hereof copies of the following: (i) the most recent Company Benefit Plan document and all amendments and exhibits thereto; (ii) the most recent annual report on Form 5500 filed with respect to each Company Benefit Plan (if required by applicable Law), and any exhibits thereto, and the most recent actuarial report in respect of any Company Benefit Plan that is a single employer pension plan subject to Title IV of ERISA; (iii) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications; (iv) the most recent IRS determination, notification, or opinion letter, if any, received with respect to each applicable Company Benefit Plan; and (v) each trust agreement, insurance Contract, annuity Contract, or other funding arrangement in effect as of the date hereof and relating to any Company Benefit Plan. Except as otherwise contemplated by this Agreement, neither the Company nor any of its Subsidiaries has undertaken or committed to (whether or not in writing and whether or not legally binding) make any material amendments or to terminate, adopt or approve any new Company Benefit Plan.

(b)                                 Each Company Benefit Plan (i) has been established, operated and administered in accordance with its terms and applicable Law, including ERISA and the Code except for instances of noncompliance that have not had, individually or in the aggregate, a Material Adverse Effect and (ii) all contributions, premiums and other payments required to be made with respect to each Company Benefit Plan have been made on or before their due dates under applicable Law and the terms of such Company Benefit Plan or, to the extent not required to be made or paid on or prior to the date hereof, have been fully reflected on the Company’s financial statements in accordance with GAAP, except for instances of non-payment that have not had, individually or in the aggregate, a Material Adverse Effect.  There are no pending or, to the Knowledge of the Company, threatened investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits in the ordinary course) against any Company Benefit Plan.  Each Company Benefit Plan that is a nonqualified deferred compensation plan (as defined under Code Section 409A) has, since January 1, 2005, been operated in material good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code.

(c)                                  None of the Company, any of its Subsidiaries nor any other Person that, together with the Company or any of its Subsidiaries, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company, an “ERISA Affiliate”), is now contributing to or has any liability to, or has at any time in the six years preceding the Closing Date, maintained, contributed to or had any liability to (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a Multiemployer Plan or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code; or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

(d)                                 Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination or opinion letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code or has satisfied the applicable requirements for qualification outside the United States, and, to the Knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to result in such Company Benefit Plan ceasing to qualify or be tax-exempt.

(e)                                  Except as set forth in Section 4.13(e) of the Company Disclosure Schedule, no Company Benefit Plan provides post-termination welfare benefits, and neither the Company nor any of its Subsidiaries has any obligation to provide any post-termination welfare benefits, in each case, other than health care continuation as required by Section 601 of ERISA, Section 4980B of the Code, ERISA or any other applicable Law.

(f)                                   Neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon occurrence of any additional or subsequent events) (i) will result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in the amount or value of, or any payment or benefits or obligation to fund benefits with respect to any Person, (ii) will result in the triggering or imposition of any restrictions or limitations on the right of the Company to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust, or (iii) could reasonably be expected to result in any amount failing to be deductible by reason of Section 280G of the Code.  Except as set forth in Section 4.13(f) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has the obligation to indemnify, hold harmless or gross-up any individual with respect to any Tax, penalty or interest under Section 280G or 409A of the Code.

Section 4.14                             Intellectual Property.

(a)                                 Section 4.14(a)(1) of the Company Disclosure Schedule sets forth a list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright applications and registrations, and (iv) Internet domain names; in each case, owned or filed by or held in the name of the Company or any of its Subsidiaries (“Company Registered IP”); indicating with respect to all items listed under clauses (i) through (iii), where applicable, the jurisdiction in which each of the items of Company Registered IP has been applied for, filed, issued or registered, the application/registration number and, if the Company or one of its Subsidiaries is not the current owner of record, the current owner of record.  Except as otherwise specified in Section 4.14(a)(1) of the Company Disclosure Schedule, the Company Registered IP (other than any pending application included therein) is in effect and subsisting and, to the Knowledge of the Company, valid and enforceable.  The Company and its Subsidiaries have complied with and are in compliance in all material respects with all Laws (including payment of all applicable fees) with respect to any Company Registered IP.  The Company exclusively owns all right, title and interest in, to and under the items listed in Section 4.14(a)(1) of the Company Disclosure Schedule.

(b)                                 The Company or one of its Subsidiaries own or have the valid right or license to use and exploit all Intellectual Property Rights used or exploited by, and material to, the business of the Company and its Subsidiaries, free and clear of any Liens other than Permitted Liens; provided, that no representation and warranty is made in this Section 4.14(b) as to the non-infringement of any Intellectual Property Rights of any other Person.

(c)                                  Neither the execution, delivery and performance of this Agreement nor the consummation of the Merger and other transactions contemplated by this Agreement will without further action by any Person: (i) impair the right of the Company or its Subsidiaries to use or exploit any Company Owned IP or the Licensed IP Rights or any portion thereof that are material to the business of the Company and its Subsidiaries or (ii) result in or require the licensing or non-assertion of any Intellectual Property Rights of the Parent or its Affiliates (other than the Company or its Subsidiaries) to or against any other Person.  No Company Owned IP is exclusively licensed to any Person.

(d)                                 There is no pending, or to the Company’s Knowledge, threatened Proceeding concerning the validity, enforceability, ownership of Company Owned IP, or the right of the Company or its Subsidiaries, as applicable, to use or exploit any Company Owned IP or Licensed IP Rights.  None of the Company Owned IP is subject to any action, Order or stipulation restricting in any manner its use, distribution, transfer, licensing or other exploitation by the Company or its Subsidiaries.

(e)                                  To the Company’s Knowledge and except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the conduct of the businesses of the Company or its Subsidiaries, as currently conducted and as have been conducted in the past six (6) years, nor any products or services of the Company or its Subsidiaries, infringes, violates or misappropriates or infringed, violated or misappropriated any Intellectual Property Rights of any other Person.  None of the Company or any of its Subsidiaries has received, since March 1, 2010, any written charge, complaint, claim, demand or notice, including for indemnification, nor is there any pending or, to the Company’s Knowledge, threatened Proceeding, alleging any such infringement, violation or misappropriation or claiming indemnification for, any such infringement, violation or misappropriation that has not been settled or otherwise fully resolved.  To the Company’s Knowledge, no other Person has infringed, violated or misappropriated any Intellectual Property Rights owned by the Company or any of its Subsidiaries except as has not had, individually or in the aggregate, a Material Adverse Effect.  None of the Company or any of its Subsidiaries has sent any written charge, complaint, claim, demand or notice alleging such infringement, violation or misappropriation since March 1, 2010.

(f)                                   The Company and its Subsidiaries have taken reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the Trade Secrets included in Company Owned IP except as has not had, individually or in the aggregate, a Material Adverse Effect.  All current and former officers, employees, consultants and independent contractors of the Company and its Subsidiaries having access to proprietary information, inventions or Trade Secrets of the Company or its Subsidiaries, or their customers, licensors or business partners have executed and delivered to the Company or the respective Subsidiary a confidentiality agreement protecting such proprietary information, inventions and Trade Secrets, and, to the Company’s Knowledge there has not been any breach by any party to such confidentiality agreements, in each case, except as has not had, individually or in the aggregate, a Material Adverse Effect.  The Company and its Subsidiaries have secured valid written assignments from all of the Company’s and its Subsidiaries’ current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any Patents or any other material Intellectual Property Rights for or on behalf of the Company or such Subsidiaries, including any Company Owned IP, and such assignments assign to the Company or the respective Subsidiary all rights, title and interest in and to any such contributions that the Company or the Subsidiary does not already own by operation of Law.  No current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to the material Patents listed in Section 4.14(a)(1) of the Company Disclosure Schedule or any other material Company Owned IP.  Neither the Company nor any of the Subsidiaries has developed jointly with any third party any material Intellectual Property Rights with respect to which such other party has any rights and neither the Company nor the Subsidiaries have obligations to any current or former officers, employees, consultants or independent contractors with respect to the material Patents listed on Section 4.14(a)(1) of the Company Disclosure Schedule or any other material Company Owned IP.  No inventor of any of the Company’s or its Subsidiaries’ material Patents is under any obligation to assign its rights in such Patents to a former employer or other Person.

(g)                                  Section 4.14(g) of the Company Disclosure Schedule lists all Open Source Materials (as defined below) (i) that have been incorporated into, linked to, combined with or distributed with any proprietary software used in any products (including software products) or services that currently are being provided or supported by the Company or its Subsidiaries or (ii) from which any such proprietary software, products or services were derived.  Section 4.14(g) of the Company Disclosure Schedule also lists in each case such relevant products or services of the Company or its Subsidiaries.  As used in this Section 4.14(g), “Open Source Materials” means any “open source” or other software (e.g., without limitation, Linux) that is licensed, distributed or conveyed under a Contract that requires as a condition of its use, modification or distribution that it, or other software incorporated into, combined or distributed with, linked to or derived from it, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract; without limiting the foregoing, Open Source Materials includes software licensed under the GNU’s

General Public License (GPL) or Lesser/Library GPL and the Mozilla Public License.  Neither the Company nor its Subsidiaries has distributed, licensed or conveyed to any Person any software that is, or that is included in or forms part of any products or services of the Company or its Subsidiaries, listed in Section 4.14(g) of the Company Disclosure Schedule, and has not otherwise used any Open Source Materials, in any manner that has subjected any proprietary software of the Company or its Subsidiaries that is material to the business of the Company and its Subsidiaries to any of the conditions set forth in the immediately preceding sentence.

(h)                                 Except as has not had, individually or in the aggregate, a Material Adverse Effect and to the Knowledge of the Company, none of the products or services of the Company or its Subsidiaries or their information technology systems contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have  any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; (ii) damaging or destroying any data or file without the user’s consent; or (iii) sending information to the Company or its Subsidiaries (in the case of products deployed outside the Company) or any third party (other than sending information to users of the products or services of the Company or its Subsidiaries in the ordinary operation and use of the products or services of the Company or its Subsidiaries) (collectively, “Malicious Code”). The Company has taken industry standard (and in any event no less than reasonable) precautions to protect the products or services of the Company or its Subsidiaries and their information technology systems and networks from Malicious Code, security breaches and loss of data, except as has not had, individually or in the aggregate, a Material Adverse Effect.  To the Company’s Knowledge, there have been no breaches of security that resulted in a disclosure or potential disclosure of any personally identifiable information or other customer or employee information, or any confidential business information.  The hardware, IP addresses and information technology systems and networks currently used by the Company and its Subsidiaries are sufficient for the Company’s and its Subsidiaries’ businesses except as has not had, individually or in the aggregate, a Material Adverse Effect.  The Company and its Subsidiaries have complied with all applicable Law and contractual requirements regarding the security of the products or services of the Company and its Subsidiaries and their information technology systems except as has not had, individually or in the aggregate, a Material Adverse Effect.

(i)                                     Neither the Company or its Subsidiaries nor any other party acting on their behalf has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code (as defined below) that is material to the business of the Company and its Subsidiaries.  As used in this Section 4.14(i), “Company Source Code” means, collectively, any human readable software code, or any material portion or aspect of the software code, or any material proprietary information or algorithm contained in or relating to any software code, that is included in Company Owned IP.

(j)                                    Neither the Company nor any of its Subsidiaries has granted any exclusive licenses under any Company Owned IP.

Section 4.15                             Taxes.  Except to the extent a breach or inaccuracy of one or more of the following clauses in this Section 4.15 has not had, individually or in the aggregate, a Material Adverse Effect:

(a)                                 All Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws and such Tax Returns are true and complete;

(b)                                 The Company and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all Taxes required by applicable Law to be paid or withheld and remitted or (i) where payment is not yet due, has adequate reserves to pay such Taxes or (ii) for Taxes attributable to periods (or portions of period) ending on or prior to the date of the balance sheet included in the most recent Company SEC Documents and where payment is being contested in good faith pursuant to appropriate procedures, has established an adequate reserve in accordance with GAAP;

(c)                                  There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens;

(d)                                 There is no proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries in respect of any Tax;

(e)                                  Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement;

(f)                                   Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulation §1.6011-4(b)(2);

(g)                                  Neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group (other than a group of which the Company or such entity is or was the parent) or (ii) has any liability for any Tax or any portion of a Tax of any Person other than any such Company or its Subsidiaries, including under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as transferee or successor, or by Contract;

(h)                                 No written claim has been made by any Taxing Authority in any jurisdiction where the Company or any Subsidiary does not file Tax Returns that it or such Subsidiary is, or may be, subject to Tax by that jurisdiction; and

(i)                                     Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) a change in method of accounting initiated by the Company or any of its Subsidiaries on or prior to the

Closing Date for a taxable period ending on or prior to the Closing Date; (ii) a “closing agreement” as described in Section 7121 of the Code or any corresponding or similar provision of state, local or foreign income Tax law , a gain recognition agreement, Tax holiday, Tax exemption, or other agreement with a Taxing Authority executed on or prior to the Closing Date; (iii) an installment sale or open transaction disposition made on or prior to the Closing Date other than in the ordinary course of business; or (iv) a prepaid amount received on or prior to the Closing Date other than in the ordinary course of business.

Section 4.16                             Material Contracts.  (a) Section 4.16 of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of each Company Material Contract.  For purposes of this Agreement, “Company Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party that:

(i)                                     constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Exchange Act);

(ii)                                  creates (or governs the operation of) a joint venture, alliance or partnership that is material to the operation of the Company and its Subsidiaries, taken as whole;

(iii)                               is an acquisition agreement, stock purchase agreement, asset purchase agreement or other similar agreement entered into after January 1, 2006 pursuant to which the Company or any of its Subsidiaries has made a material acquisition or disposition or pursuant to which the Company or any of its Subsidiaries has continuing material indemnification, “earn-out” or other contingent payment obligations;

(iv)                              is a Contract or form of Contract that is a contract manufacturing agreement, and, in each case, such Contract, including any purchase orders under any such form of Contract, involves payments by the Company or its Subsidiaries or other consideration between the parties with a value in excess of $10,000,000 per year;

(v)                                 relates to (A) Indebtedness having an outstanding principal amount (or equivalent) in excess of $5,000,000 other than any such Contract solely among the Company and any of its wholly-owned Subsidiaries or among any of such Subsidiaries or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $5,000,000;

(vi)                              obligates the Company or any of its Subsidiaries to provide a guarantee of the performance or payment of obligations of any third party (other than guarantee of payment of Indebtedness) that would reasonably be expected to result in payments in excess of $2,000,000;

(vii)                           constitutes a License Agreement that is material to the business of the Company and its Subsidiaries (other than with respect to software licenses for off-the-shelf, commercially available software with a license fee of less than $50,000 annually);

(viii)                        prohibits the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation or any of its Affiliates) from (a) engaging or competing in any material line of business, in any geographical location or with any Person or (b) selling any products or services of or to any other Person or in any geographic region;

(ix)                              involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and other indices, in each case, that is material to the business of the Company and its Subsidiaries;

(x)                                 is a Material Company Lease;

(xi)                              contains a standstill or similar agreement pursuant to which the Company or any Subsidiary of the Company has agreed not to acquire assets or securities of any other Person that, following the consummation of the Merger, would by its terms restrict actions taken by Parent, the Surviving Corporation, or their respective Subsidiaries or Affiliates;

(xii)                           is a Contract with any of the Governmental Authorities or entities set forth on Section 4.16(a)(xii) of the Company Disclosure Schedule that would reasonably be expected to result in payments in excess of $1,000,000;

(xiii)                        is a collective bargaining agreement;

(xiv)                       is a settlement or conciliation agreement entered into since January 1, 2010  with any Governmental Authority or which would require the Company or any of its Subsidiaries to pay consideration of more than $500,000; or

(xv)                          is a Contract between the Company or any of its Subsidiaries and Silver Lake Sumeru Fund, L.P. or Silver Lake Technology Investors Sumeru, L.P. (together, the “Silver Lake Stockholders”) or any of their respective Affiliates.

(b)                                 Except for matters that, individually or in the aggregate, have not had a Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract; (ii) to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract; (iii) each Company Material Contract is a valid and binding obligation of the Company or the relevant Subsidiary party thereto, as applicable, and, to the Knowledge of the Company, is in full force and effect; provided, however, that such enforcement may be subject to applicable Bankruptcy Exceptions; (iv) neither the Company nor any of its Subsidiaries has received any written claim of material default under any Company Material Contract; (v) the Company has not received any written notice from any other party to any Company Material Contract, and otherwise has no Knowledge that such third party intends to terminate or not renew any Company Material Contract, or is seeking renegotiation thereof or substitute performance thereunder.  Subject to the portions of the Contracts included in the Electronic Data Room that have been redacted, complete and correct copies of all Company Material Contracts have been made available to Parent by the Company in the Electronic Data Room or are included in the Company SEC Documents.

Section 4.17                             Real Property.  (a) Except for matters that, individually or in the aggregate, have not had a Material Adverse Effect, the Company or one of its Subsidiaries has marketable fee simple title to all real property owned by the Company or any of its Subsidiaries and to all of the buildings, structures and other improvements thereon (the “Owned Real Property”), free and clear of all Liens (other than Permitted Liens).  Section 4.17(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a list of the Owned Real Property, including a street address or equivalent of the premises constituting the Owned Real Property, that is material to the business operations of the Company and its Subsidiaries, taken as a whole.  Except as has not had, individually or in the aggregate, a Material Adverse Effect, there are no pending, or, to the Knowledge of the Company, threatened in writing, appropriation, condemnation, eminent domain or like proceedings relating to the Owned Real Property.

(b)                                 Section 4.17(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a list of the Material Company Leases (the “Leased Real Property”), including a street address or other description of the premises leased, use and the Company or Subsidiary that leases the same.  Copies of all Material Company Leases (including all modifications, amendments, supplements, waivers and side letters thereto) have been made available to Parent.  Except as has not had, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has a good and valid leasehold interest in each Material Company Lease, free and clear of all Liens (other than Permitted Liens), and, to the Knowledge of the Company, each Material Company Lease is in full force and effect (subject to the Bankruptcy Exceptions) and is the valid and binding obligation of each party thereto in accordance with its terms.  Neither the Company nor any of its Subsidiaries has received any written notice of any material event of default under any of the Material Company Leases, nor, to the Knowledge of the Company, is there any condition or event which, with notice or lapse of time or both, would constitute a material default under a Material Company Lease.

Section 4.18                             Labor Matters.  Except as set forth in Section 4.18 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries are a party to any collective bargaining agreement with a labor union in the United States or any agreement with any works council, labor union or other similar organization outside the United States.  Neither the Company nor any of its Subsidiaries are the subject of any proceeding before the National Labor Relations Board or any comparable body outside the United States asserting that the Company or any of its Subsidiaries have committed an unfair labor practice or seeking to compel the Company or any of its Subsidiaries to bargain with any labor union, nor is there pending or, to the Knowledge of the Company, threatened in writing, nor has there been for the past five (5) years, any labor strike, walkout, work stoppage, or lockout involving the Company or any of its Subsidiaries, except for any such (i) proceeding, the outcome of which has not had, individually or in the aggregate, a Material Adverse Effect; or (ii) labor strike, walkout, work stoppage, or lockout which has not had, individually or in the aggregate, a Material Adverse Effect.

Section 4.19                             Insurance.  Except for matters that, individually or in the aggregate, have not had a Material Adverse Effect, (i) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect (and were in full force and effect during the periods of time such insurance policies were purported to be in effect) and the Company and its Subsidiaries have paid, or caused to be paid, all premiums due under such policies; and (ii) the Company and its Subsidiaries have not received written notice that the Company or its Subsidiaries are in default with respect to any obligations under such policies.  Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy that is held by, or for the benefit of, any of the Company or any of its Subsidiaries, other than as has not had, individually or in the aggregate, a Material Adverse Effect.

Section 4.20                             Suppliers and Customers.  Section 4.20 of the Company Disclosure Schedule sets forth the names of the 10 largest customers of the Company and its Subsidiaries (as measured by revenue for the twelve-month period ended on December 30, 2012 and the 10 largest suppliers of the Company and its Subsidiaries (as measured by aggregate cost of items or services purchased for the twelve-month period ended on December 30, 2012).  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (a) has been notified in writing of any material dispute with any such customer or supplier, or (b) has been notified in writing by any such customer or supplier that it intends or is threatening to terminate or otherwise materially and adversely alter the terms of its business with the Company or any of its Subsidiaries).

Section 4.21                             Questionable Payments.

(a)                                 Neither the Company, its Subsidiaries, the Company and its Subsidiaries’ respective directors, officers, or employees, nor, to the Company’s Knowledge, any of the Company’s or its Subsidiaries’ agents or other persons acting on the Company’s or its Subsidiaries’ behalf has:

(i)                                     violated the FCPA or taken any act comprising a violation of any other applicable Anticorruption Laws;

(ii)                                  taken any act, directly or indirectly, in furtherance of a payment, offer or promise to pay, or authorization of any payment of a gift, money or anything of value to (1) a Government Official or (2) any person while knowing or having reasonable grounds to believe that all or a portion of such payment or thing of value will be passed on to a Government Official, in each case to obtain or retain business or to secure an improper advantage (e.g. a tax rate lower than allowed by law); or

(iii)                               each of the Company and its Subsidiaries has made and continues to make and keep books, records, and accounts, which, in reasonable detail,

accurately and fairly reflect the transactions and dispositions of the assets of the Company.

(b)                                 The Company has not received any request for information from the Company or its Subsidiaries since January 3, 2010 by law enforcement officials regarding a violation or potential violation of the  Anticorruption Laws.  Neither the Company nor any of its Subsidiaries is conducting or has identified information that would lead a reasonable person to believe that it should conduct any internal investigation related to Anticorruption Laws.

(c)                                  Each of the Company and its Subsidiaries has established and continues to maintain internal controls and procedures reasonably designed to ensure compliance with the Anticorruption Laws.

Section 4.22                             Product Warranties.  Neither the Company nor any of its Subsidiaries has any outstanding product warranty claims with respect to its products, other than those arising in the ordinary course of business consistent with past practice. The consolidated warranty expense of the Company and its Subsidiaries has not exceeded $49,200,000 in any of the last five fiscal years.

Section 4.23                             Customs and International Trade Laws.  Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Customs and International Trade Laws, at no time since January 3, 2010 has either the Company or any Company Subsidiary committed any material violation of applicable Customs and International Trade Laws, and there are no material unresolved questions or claims concerning any material liability of the Company and its Subsidiaries with respect to any false statement or omissions made by the Company or any of its Subsidiaries related to applicable Customs and International Trade Laws.

Section 4.24                             Opinion of Financial Advisor.  The Company Board has received the opinion of Goldman, Sachs & Co. on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, and based upon, and subject to the limitations, qualifications and assumptions set forth in such opinion, the Common Merger Consideration to be received by the holders (other than Parent, Merger Sub and their respective Affiliates) of the outstanding shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view, to such holders.  The Company will furnish a complete and correct copy of such opinion to Parent promptly after receipt of a written copy thereof by the Company for informational purposes only; provided, however, that neither Parent nor Merger Sub may rely upon such opinion.

Section 4.25                             Takeover Statutes.  The Company Board has taken all action necessary to render inapplicable Section 203 of the DGCL as it relates to the execution, delivery and performance of this Agreement and the Voting Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, and no takeover-related provision in the Charter or By-laws, nor any stockholder rights plan or similar agreement is applicable to Parent, this Agreement, the Voting Agreement or the Merger that would (a) prohibit or restrict the ability of the Company in any material respect from performing its obligations under this Agreement or its ability to consummate the Merger or the other transactions contemplated hereby, (b) have the effect of invalidating or voiding this

Agreement, the Voting Agreement or the Certificate of Merger, or any provision hereof or thereof or (c) subject Parent to any impediment or condition in connection with the exercise of any of its rights under this Agreement, the Voting Agreement or the Certificate of Merger.

Section 4.26                             Brokers.  No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder’s, financial advisor’s or other fee or commission from the Company or any of its Subsidiaries or Affiliates in connection with the Merger and any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.  The Company has made available to Parent complete and correct copies of all letter agreements between the Company and Goldman, Sachs & Co., pursuant to which Goldman, Sachs & Co. could be entitled to any payment from the Company or any of its Subsidiaries in connection with the Merger and the other transactions contemplated hereby.

Section 4.27                             Affiliate Transactions.  There are no transactions, or series of related transactions, agreements, arrangements or understandings that are required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Documents filed prior to the date hereof.

Section 4.28                             No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article IV, none of the Company or any of its Affiliates nor any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any of their respective Affiliates or Representatives on any such representation or warranty) with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof.  Except in the case of fraud or Intentional Breach and except (as to the Company) as such information is explicitly referred to in a representation or warranty in this Article IV, neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” (including the Electronic Data Room) or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the corresponding section of the separate disclosure schedule which has been delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Schedule shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and any other representation and warranty set forth in this Article V to the extent that it is reasonably apparent on its face that such information is relevant to such other representation or warranty),

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1                                    Organization and Qualification; Subsidiaries.  Parent is a corporation duly organized and validly existing under the laws of Switzerland.  Merger Sub is a corporation duly organized, validly existing and in good standing, under the laws of Delaware.  Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and (where such concept is recognized) is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby.  A true, complete and correct copy of the organizational or governing documents of Parent and Merger Sub (the “Parent Organizational Documents”) have previously been provided to the Company, and each such Parent Organizational Document is in full force and effect as of the date hereof.

Section 5.2                                    Authority Relative to Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub (and, with respect to Merger Sub, by its sole stockholder), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, including the Merger (other than, with respect to the consummation of the Merger, the filing and recordation of the Certificate of Merger with the Secretary of State).  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except as such enforceability may be limited by Bankruptcy Exceptions).

Section 5.3                                    No Conflict; Required Filings and Consents.  (a) None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent or Merger Sub of the Merger or any other transactions contemplated by this Agreement, or performance of their obligations hereunder will (i) conflict with or violate the Parent Organizational Documents, (ii) assuming the consents, registrations, filings, notices, approvals and authorizations specified in Section 5.3(b) have been obtained or made and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) or Transfer Restrictions upon any of the properties or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound, other than, in the case of clauses (ii) and (iii), for any such violation, breach, default, right, termination, amendment, acceleration, or cancellation that would not reasonably be expected to, individually or in the aggregate, materially delay the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b)                                 None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transactions contemplated by this Agreement, or performance of their obligations hereunder will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) compliance with, and the filing of a premerger notification and report form by the Company under, the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under applicable Foreign Antitrust Laws, (iii) the filing and recordation of the Certificate of Merger with the Secretary of State, the other filings required under the DGCL by the Secretary of State and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business and (iv) such other consents, approvals, authorizations or permits, filings or notifications, the failure of which to have, make or obtain, as applicable, would not reasonably be expected to, individually or in the aggregate, materially delay the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.4                                    Absence of Litigation.  As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened against either Parent or Merger Sub which seeks to, or would reasonably be expected to, individually or in the aggregate, materially impair the ability of Parent and Merger Sub to consummate the Merger or any of the other transactions provided for herein.

Section 5.5                                    Available Funds.  Parent has or will have sufficient funds to consummate the Merger on the terms contemplated by this Agreement and, at the Effective Time, Parent will have available, and will make available to Merger Sub, all of the funds necessary to consummate the Merger.  The obligations of Parent and Merger Sub under this Agreement are not subject to any conditions regarding Parent’s, Merger Sub’s, any Affiliate’s or any other Person’s ability to obtain financing for the consummation of the Merger.

Section 5.6                                    Capitalization of Merger Sub.  As of the date of this Agreement, the authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding.  All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, indirectly owned by Parent.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof.  Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.7                                    Brokers.  Other than Credit Suisse AG, whose fees and expenses shall be borne solely by Parent, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.8                                    Disclosure in Proxy Statement.  The information with respect to Parent, Merger Sub and any of their Subsidiaries that Parent furnished or will furnish to the Company expressly for use in the Proxy Statement, including the Parent Information, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, at the time such information is first furnished to the Company.

Section 5.9                                    Ownership of Company Common Stock.  Subject to the accuracy of the representations and warranties of the Company set forth in Section 4.3(b) and Section 4.25, neither Parent nor Merger Sub is, nor at any time during the last three (3) years has been, an “interested shareholder” of the Company as defined in the DGCL.

Section 5.10                             No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article V, none of Parent, Merger Sub or any of their respective Affiliates nor any other Person on behalf of any of them makes any express or implied representation or warranty (and there is and has been no reliance by the Company or any of its Affiliates or Representatives on any such representation or warranty) with respect to Parent, Merger Sub or their respective businesses or with respect to any other information provided, or made available, to the Company or any of its Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof.

Section 5.11                             Access to Information.  Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the Company and its Subsidiaries’ businesses with the management of the Company, (b) has had access to the Electronic Data Room and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on any representation, warranty, or other statement by any Person regarding the Company and its Subsidiaries, except as expressly set forth in Article IV.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1                                    Conduct of Business by the Company Pending the Merger.  Between the date of this Agreement and the earliest to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as set forth in

Section 6.1 of the Company Disclosure Schedule, as expressly required by this Agreement, as may be required by Law, or as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and key employees and to preserve its current relationships with customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others, in each case, with whom the Company or any of its Subsidiaries has material business or other material relations.  Without limiting the generality of the foregoing, except as set forth in Section 6.1 of the Company Disclosure Schedule, as expressly required by this Agreement, as may be required by Law, or as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not and shall not permit any of its Subsidiaries to, between the date of this Agreement and the earliest to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1:

(a)                                 amend or otherwise modify the Charter or the By-laws (or, in any material respect, such equivalent organizational or governing documents of any of the Subsidiaries of the Company);

(b)                                 except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, or as otherwise contemplated in Section 6.1(g), issue, sell, pledge, dispose, encumber or grant any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares of capital stock or rights settled in cash or other property based in whole or in part on the value of such shares of capital stock; provided, however that the Company may issue shares of Company Common Stock upon the exercise of any outstanding Company Option or Company Warrant as required pursuant to and in accordance with the terms thereof or the vesting and settlement as required pursuant to and in accordance with the terms thereof of any Company Stock-Based Award, in each case, issued prior to the date hereof (or permitted hereunder to be granted after the date hereof pursuant to Section 6.1(g));

(c)                                  (i) declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock, other than dividends paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company; (ii) split, combine or reclassify any shares of capital stock or other equity interests of the Company or any of its Subsidiaries; or (iii) redeem, purchase or otherwise acquire any shares of the Company’s capital stock or other securities convertible or exchangeable into or exercisable for any shares of capital stock of the Company; except (A) for the repurchase of Company Common Stock of an employee prior to the lapse of any vesting period upon termination of such employee’s employment or any other repurchases required under any Company Plan or (B) in connection with cashless exercises or similar transactions pursuant to the exercise of Company Options or settlement (including settlement of Tax withholding obligations) of other awards or obligations outstanding as of the date hereof (including any Company Stock-Based Awards) or permitted to be granted after the date hereof pursuant to Section 6.1(g);

(d)                                 except as required pursuant to the Company Benefit Plans in effect as of the date hereof or as otherwise required by Law, (i) increase the compensation or other benefits payable or to become payable to employees, directors or executive officers of the Company or any of its Subsidiaries or grant any new short or long term incentive compensation awards except for increases in base salary for employees (other than Highly Paid Employees) in the ordinary course of business and consistent with past practice, including in respect of the timing of any such determinations and payments, (ii) grant any severance or termination pay to, or enter into any severance agreement with, any employee, director or executive officer of the Company or any of its Subsidiaries other than severance required or paid in the ordinary course of business consistent with past practice under the Company’s severance practices as existing on the date hereof, (iii) hire or enter into, terminate or renew any employment agreement, other than hiring or entering into a new offer letter or employment agreement incident to the hiring or promotion of any individual who is expected to earn less than any of the Highly Paid Employees with respect to the current fiscal year and which hiring is, or agreement is entered into, in the ordinary course of business and on terms and conditions and otherwise consistent with past practice, (iv) terminate, establish, adopt, enter into or amend or terminate any Company Benefit Plan (or arrangement that would be a Company Benefit Plan were it effective as of the date hereof) or other plan, trust, fund, policy or arrangement maintained for the benefit of any current or former directors, officers or employees or any of their beneficiaries or (v) enter into any new, or amend any existing, collective bargaining agreement or indemnification agreement of the type listed on Section 6.6 of the Company Disclosure Schedule;

(e)                                  (A) terminate the employment of any employee (other than a Highly Paid Employee) other than in the ordinary course of business and consistent with past practice or (B) terminate any Highly Paid Employee, except as a direct result of such Highly Paid Employee’s (i) willful failure to perform the duties or responsibilities of his employment, (ii) engaging in serious misconduct, or (iii) being convicted of or entering a plea of guilty to any crime;

(f)                                   forgive any loans to employees, officers or directors or any of their respective affiliates;

(g)                                  except as required pursuant to the terms of this Agreement or any Company Benefit Plan in existence as of the date hereof, or except as set forth in Section 6.1(g) of the Company Disclosure Schedule, grant, accelerate the vesting of, confer or award options, convertible securities, restricted stock, restricted stock units, performance stock units, stock appreciation rights or other rights to acquire any capital stock of the Company or any of its Subsidiaries or any equity-based award based in whole or in part on the capital stock of the Company or any of its Subsidiaries, whether settled in cash, securities or other property, or take any action not otherwise contemplated by this Agreement to cause to be exercisable any otherwise unexercisable option under any existing stock plan;

(h)                                 acquire (including by merger, consolidation, or acquisition of stock or assets), any material ownership interests in any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, other than, in the case of acquisition of assets, purchases of inventory and other goods in the ordinary course of business consistent with past practice or pursuant to Contracts as in effect as of the date hereof;

(i)                                     dispose of, transfer, lease or license, any material assets of the Company and its Subsidiaries, taken as a whole, other than (i) Company Owned IP, to the extent permitted in Section 6.1(k) below or (ii) sales of inventory or other assets (including obsolete equipment) in the ordinary course of business consistent with past practice or pursuant to Contracts in effect as of the date hereof;

(j)                                    grant any Lien (other than a Permitted Lien) on any asset of the Company and its Subsidiaries (other than Company Owned IP to the extent permitted in Section 6.1(k) below), that is material to the Company and its Subsidiaries, taken as a whole, other than any Lien on additional assets of the Company or any of its Subsidiaries required to be granted pursuant to the terms of the Credit Facility;

(k)                                 dispose of, transfer, lease, license or grant any Lien (other than a Permitted Lien) on, any Company Owned IP (other than non-exclusive licenses granted to end users in the ordinary course of business);

(l)                                     abandon, allow to lapse or fail to maintain any Intellectual Property Rights except where the Company or any of its Subsidiaries has reasonably determined, in the exercise of good faith business judgment, that such Intellectual Property Rights are not material and it is in the interest of the Company and its Subsidiaries to abandon, allow to lapse or cease to maintain such Intellectual Property Rights;

(m)                             incur any Indebtedness, except for Indebtedness incurred (i) in respect of capital leases for office equipment entered into by the Company or a Subsidiary of the Company in the ordinary course of business consistent with past practice and (ii) under the Company’s or its Subsidiaries’ existing credit facilities set forth on Section 6.1(m) of the Company Disclosure Schedule as in effect as of the date hereof in the ordinary course of business; provided, however, that for the avoidance of doubt, amounts under the Credit Facility may be repaid and/or re-borrowed to the extent permitted thereunder;

(n)                                 Other than cash held in operating accounts not exceeding the amount set forth on Section 6.1(n) of the Company Disclosure Schedule, invest the cash of the Company or any of its Subsidiaries other than in (i) demand deposits in or certificates of deposit issued by a bank or financial institution which has a rating for its long-term unsecured and non-credit enhanced debt obligations of BB or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Ba2 or higher by Moody’s Investor Services Limited, (ii) marketable debt obligations issued or guaranteed by the government of the United States of America, Germany, United Kingdom or Switzerland, (iii) commercial paper not convertible or exchangeable to any other security: (A) for which a recognized trading market exists; (B) which matures within one year after the date hereof; and (C) which has a credit rating of either A-1/F1 by Standard & Poor’s Rating Services or Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating; or (iv) money market funds which: (A) have a credit rating of either AAA or higher by

Standard & Poor’s Rating Services or Fitch Rating Ltd or Aaa or higher by Moody’s Investor Services Limited; (B) invest substantially all their assets in securities of the types described in paragraphs (i) to (iii) above; and (C) can be turned into cash on not more than 60 days’ notice;

(o)                                 other than the extension of credit to customers in the ordinary course of business consistent with past practice (including accounts receivable in connection with customer orders, prepaid expenses, investments received in satisfaction or partial satisfaction from financially troubled account debtors, together with investments received in satisfaction of judgments, foreclosure of Liens or the settlement of any obligations, in each case in the ordinary course of business consistent with past practice), loan, advance, invest or make a capital contribution to or in any Person, other than the Company or a Subsidiary of the Company;

(p)                                 authorize, make any commitment with respect to, or make any capital expenditure in excess of $1,000,000 individually or $5,000,000 in the aggregate, except for capital expenditures that are set forth in Section 6.1(p) of the Company Disclosure Schedule;

(q)                                 materially modify or amend, cancel or terminate or waive, release or assign any material rights or claims with respect to, any Company Material Contract or enter into any contract which, if entered into prior to the date hereof, would be a Company Material Contract, in each case, other than in the ordinary course of business consistent with past practice and other than additional related agreements that are contemplated to be entered into by the terms of a Company Material Contract as in effect on the date hereof and otherwise are in compliance with this Section 6.1;

(r)                                    make any material change in accounting principles, policies, practices, procedures or methods in effect at December 30, 2012, except (i) as required by GAAP (or any interpretation or enforcement thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), or (ii) as required by a change in applicable Law;

(s)                                   waive, release, assign, settle or compromise any (i) governmental complaint or (ii) claims, liabilities or obligations arising out of, related to or in connection with (A) litigation other than litigation concerning this Agreement and other than, in the case of this clause (ii)(A) only, for compromises, settlements or agreements that (X) do not (I) with respect to litigation matters in which the Company has recorded a reserve in the Company’s quarterly financial statements for the quarter ended on March 30, 2013 and filed with SEC on Form 10-Q after the date hereof (the amounts of which reserves have been provided to Parent prior to the date hereof), exceed such amount reserved by the Company or (II) for all other litigation matters and those matters covered by the foregoing clause (X)(I) to the extent they exceed such amount reserved, involve the payment of monetary damages in excess of $1,000,000 in any single instance and $3,000,000 in the aggregate and (Y) do not (I) create obligations that would impose any material restrictions on the business of the Company and its Subsidiaries or (II) involve the admission of wrongdoing by the Company or any of its Subsidiaries, or (B) litigation brought by any current, former or purported holder of any capital stock of the Company concerning the transactions contemplated by this Agreement;

(t)                                    except as required by applicable Law or the published interpretation or enforcement thereof or as is consistent with past practice, make or rescind any material Tax election, change any material Tax method, file any amended Tax Return that is material, or settle or compromise any material U.S. federal, state, or foreign income Tax liability in excess of any reserve therefor reflected in the financial statements included in the Company SEC Documents;

(u)                                 fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

(v)                                 adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(w)                               except as required by applicable Law, (i) convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Stockholders’ Meeting, or (ii) enter into any Contract or understanding or arrangement with respect to the voting or registration of the Company’s capital stock;

(x)                                 enter into any new line of business outside the Company’s existing business segments unless the decision to enter was made in the ordinary course of business prior to the date of the Agreement;

(y)                                 amend or modify the engagement letter of any of the Company’s financial advisors in a manner that materially increases the fees, expenses or commissions payable by the Company; or

(z)                                  enter into any Contract to do any of the foregoing.

Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of the Company’s Subsidiaries prior to the Effective Time.  Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.2                                    Proxy Statement; Stockholders’ Meeting.

(a)                                 Preparation and Filing of Proxy Statement.  As promptly as reasonably practicable following the date of this Agreement (and in any event, no later than 30 days after the date hereof), the Company shall, with the assistance of Parent, prepare and cause to be filed with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”).  Except as expressly contemplated by Section 6.5(c) and Section 6.5(e), the Proxy Statement shall include the Company Board Recommendation with respect to the Merger.  The Company shall promptly notify Parent upon the receipt of any comments or other correspondence from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) regarding the Proxy Statement, including with respect to amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand.  The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements with respect to the Proxy Statement and to cause the Proxy Statement to be cleared by the SEC as promptly as reasonably practicable.  The Proxy Statement shall comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.  Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and shall consider any such comments in good faith.  The Company, commencing 10 days after the submission to the SEC of the Preliminary Proxy Statement, shall on a weekly basis run a broker search for a deemed record date of 20 Business Days after the date of each such search.

(b)                                 Covenants of the Company with respect to the Proxy Statement.  The Company shall cause the Proxy Statement, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company shall have no obligation pursuant to this Section 6.2(b) with respect to any of the Parent Information.

(c)                                  Covenants of Parent with Respect to the Proxy Statement.  Parent shall furnish to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement or such information that is required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement (the “Parent Information”), and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC).  The information relating to Parent, Merger Sub and any of their Subsidiaries supplied by Parent to the Company for inclusion in the Proxy Statement shall, at the time supplied by Parent, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)                                 Mailing of Proxy Statement; Stockholders’ Meeting.  The Company shall, as promptly as practicable (and in any event within five (5) Business Days following the Proxy Statement Clearance Date), (x) by resolutions of its Board of Directors establish the earliest reasonably practicable record date and date for a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (including any adjournment or postponement thereof, the “Stockholders’ Meeting”) and (y) mail to the holders of Company Common Stock and the holders of Series C Preferred Stock as of the record date established for the Stockholders’ Meeting the Proxy Statement (such date, the “Proxy Date”).  The Company shall duly call, convene and hold the Stockholders’ Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that the Company may postpone, recess or adjourn the Stockholders’ Meeting: (i) with the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum or (iii) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is required under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting.  Once the Company has established a record date for the Stockholders’ Meeting, the Company shall not change such record date or establish a different record date for the Stockholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the By-laws.  Unless the Company Board shall have effected a Change in Recommendation as permitted by Section 6.5(d), the Company shall use its reasonable best efforts to solicit proxies in favor of the adoption of this Agreement as contemplated by Section 4.3(a)(i) and shall ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance in all material respects with all applicable Laws and all rules of NASDAQ.

(e)                                  Amendments to Proxy Statement.  If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, is discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the others.  Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

Section 6.3                                    Appropriate Action; Consents; Filings.  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall (and shall cause each of their applicable Affiliates and Subsidiaries) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement.  Without limiting the foregoing, each of the parties agree to use its respective reasonable best efforts to (i) cause the conditions to the Merger set forth in Article VII to be satisfied as promptly as practicable, (ii) obtain all necessary consents, approvals, orders, waivers, finding of suitability and authorizations of, actions or nonactions by, any Governmental Authority or any third party necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities (including pursuant to the HSR Act any other applicable Antitrust Law necessary to start any applicable waiting period) and take all reasonable steps as may be necessary to obtain an approval from, or to avoid a suit, action, proceeding or investigation by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and (iii) execute and deliver any additional instruments necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement.  Notwithstanding anything in this Agreement to the contrary but subject to Section 6.3(b), the obligations of Parent under this Section 6.3 shall include Parent, as a condition to obtaining any and all expirations of waiting periods under the HSR Act or any other Antitrust Law or consents, clearances, or approvals from any Governmental Authority necessary to consummate the Merger and the other transactions contemplated hereby: (A) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of Parent and its Affiliates; (B) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time; (C) permitting the Company to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Company or any of its Subsidiaries prior to the Effective Time; (D) licensing, holding separate or entering into  arrangements, commitments, or restrictions with respect to its respective assets or the assets of the Company or the conduct of business arrangements of the Parent or the Company or terminating any and all existing relationships, contractual rights or obligations; and (E) effectuating any other change or restructuring of Parent or the Company, in each case so as to enable the Effective Time to occur prior to the Termination Date.

(b)                                 Notwithstanding anything in this Agreement to the contrary (including Section 6.3(a)), the parties hereby agree and acknowledge that nothing in this Section 6.3 shall require, or be construed to require, Parent or any of its Subsidiaries or Affiliates to take or agree to take any of the actions contemplated by clauses (A) through (E) of Section 6.3(a) if such actions, individually or in the aggregate, are reasonably likely to have a material and adverse impact on the business, financial condition or results of operations of Parent and its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries), taken as a whole.

(c)                                  Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub agrees (i) as promptly as reasonably practicable after the date hereof, to file all Notification and Report Forms required under the HSR Act with respect to the transactions contemplated hereby, (ii) to file all other notifications, which the parties mutually agree are required under any other Antitrust Law with respect to this Agreement and are set forth on Section 6.3(c)(ii) of the Company Disclosure Schedule, (iii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law, and (iv) to use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable consistent with, and subject to, the other provisions of this Section 6.3, to cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law and the granting of any required approvals under any Antitrust Law as promptly as reasonably practicable, including, if possible under applicable Law, by requesting early termination thereof.  Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referred to in Section 6.3(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act and any other Antitrust Law, use reasonable best efforts to (A) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (B) keep the other party reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (C) permit the other party to review any material communication given by it to, and, to the extent reasonably practicable, consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by such applicable Governmental Authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

(d)                                 In furtherance and not in limitation of the covenants of the parties contained in Sections 6.3(a), 6.3(b) and 6.3(c), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent and the Company shall use its reasonable best efforts to contest, resist and resolve any such objections or suits and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement so as to permit consummation of the transactions contemplated by this Agreement.  Without limiting the obligations of Parent under Section 6.3(a), (i) Parent, in the exercise of its reasonable judgment, shall be entitled to extend any deadline or waiting period or to enter any arrangement with any Governmental Authority or other Person to delay the consummation of the Merger, including in connection with litigation; and (ii) Parent shall be entitled to make material filings with any Governmental Authority and direct the defense of the transactions contemplated by this Agreement in each case in its reasonable judgment, and in any investigation or litigation by, or negotiations with, any Governmental Authority or other Person, or in connection with any regulatory filings under applicable Antitrust Laws, Parent shall be entitled in its reasonable judgment to initiate and conduct any communications or negotiations with or make any proposals to any Governmental Authority relating to any contemplated or proposed agreements to divest or hold separate assets or limit activities or lines of business; provided, that Parent shall to the extent practicable consult in advance with the Company and in good faith take the Company’s views into account regarding the overall strategic direction of the defense of any such litigation and other matters contemplated by this Section 6.3(d)(ii) and consult with the Company prior to making any material substantive filings.

Section 6.4                                    Access to Information; Confidentiality.  From the date of this Agreement to the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company will, and will cause its Subsidiaries to, provide to Parent and its authorized Representatives (x) reasonable access during normal business hours to their respective officers, employees, agents, properties, books, contracts and records as Parent may reasonably request and (y) such financial and operating data of the Company and its Subsidiaries as Parent may reasonably request within a reasonable period of time following such request; provided, however, until the Effective Time, the Company shall not be required to furnish, or provide any access to, any information to any Person not a party to, or otherwise covered by, the Confidentiality Agreement or any similar agreement with the Company, or not otherwise bound by a similar confidentiality obligation, with respect to such information.  Notwithstanding the foregoing, the Company shall not be required to provide access to, or cause its Subsidiaries to provide access to, or disclose any information or documents which would (in the reasonable judgment of the Company) (i) unreasonably disrupt the operations of the Company or any of its Subsidiaries, (ii) cause a violation of any confidentiality provision under any material Contract to which the Company or any of its Subsidiaries is a party (provided that the Company shall have used commercially reasonable efforts to obtain a waiver from the counterparty to any such Contract so as to allow the Company to provide access to or furnish the relevant information), (iii) constitute a waiver of the attorney-client or other privilege held by the Company or any of its Subsidiaries or (iv) violate any applicable Laws; provided, that each party shall use its reasonable best efforts to obtain any required consents and take such other action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney client privilege) to permit such access or disclosure.  All information exchanged pursuant to this Section 6.4 shall be subject to the Confidentiality Agreement and the parties shall comply with, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to comply with, all of their respective obligations thereunder.  The Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of the Effective Time and the expiration of the Confidentiality Agreement according to its terms.

Section 6.5                                    Acquisition Proposals. (a) Except as expressly permitted by this Section 6.5, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not, and shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage or facilitate the making of any Acquisition Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to an Acquisition Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.5, engage in negotiations or discussions with, or furnish any information concerning the Company or any of its Subsidiaries to, any Third Party relating to an Acquisition Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to an Acquisition Proposal or (iii) resolve or agree to do any of the foregoing.  The Company shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to an Acquisition Proposal.  It is agreed that any violation of the restrictions set forth in this Section 6.5 by any Representative of the Company or any of its Affiliates shall constitute a breach of this Section 6.5 by the Company

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the date that the Requisite Stockholder Approval is obtained at the Stockholders’ Meeting, in the event that the Company receives an unsolicited written Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a breach of this Section 6.5), the Company and the Company Board and their Representatives may, subject to compliance with this Section 6.5(b), engage in negotiations or substantive discussions with, or furnish any information and reasonable access to, any Third Party making such Acquisition Proposal and its Representatives if the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, and based on information then available, that such Acquisition Proposal constitutes, or is reasonably expected to result in, a Superior Proposal; provided, that (x) prior to furnishing any material nonpublic information, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement and (y) any such material nonpublic information so furnished has been previously provided or made available to Parent or is provided or made available (including through posting on the Electronic Data Room) to Parent substantially concurrently with or promptly following it being so furnished to such Third Party.

(c)                                  Except as otherwise provided in the last sentence of this Section 6.5(c) and Section 6.5(d), until the termination of this Agreement, neither the Company Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Parent), or publicly propose to withdraw (or so qualify or modify), the Company Board Recommendation, (B) take any action to exempt any Person (other than Parent and its Affiliates) from the provisions of Section 203 of the DGCL or any other state takeover statute, (C) fail to publicly reaffirm the Company Board Recommendation within four (4) Business Days after Parent so requests in writing if an Acquisition Proposal or any material modification thereto shall have been made public or sent or given to the stockholders of the Company (or any Person shall have publicly announced an intention, whether or not conditional, to make an Acquisition Proposal), (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Acquisition Proposal, or (E) approve, adopt or recommend any Acquisition Proposal, or propose publicly to approve, adopt or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or similar agreement (other than an Acceptable Confidentiality Agreement) with any Third Party constituting or relating to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (an “Alternative Acquisition Agreement”).  Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Requisite Stockholder Approval, in the event a material development or material change in circumstances (other than an Acquisition Proposal) occurs or arises after the date of this Agreement that was not known and not reasonably foreseeable by the Company Board as of the date of this Agreement, the Company Board may make a Change in Recommendation if the failure to take such action would be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under applicable Law; provided, that the Company has provided Parent four (4) Business Days’ prior written notice advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such action.

(d)                                 At any time prior to receipt of the Requisite Stockholder Approval, in response to an unsolicited written Acquisition Proposal made after the date of this Agreement that (i) the Company Board determines in good faith (after consultation with its outside counsel and financial advisor) constitutes a Superior Proposal and (ii) the failure to approve or recommend such Superior Proposal would be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under applicable Law, the Company may terminate this Agreement pursuant to Section 8.1(c)(ii) and this Section 6.5(d); provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(c)(ii) and this Section 6.5(d) unless the Company (x) has complied with its obligations under this Section 6.5, including its obligations set forth in Section 6.5(e), (y) pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 8.3(a)(ii) prior to or concurrently with such termination and (z) substantially concurrently with such termination, enters into a definitive Alternative Acquisition Agreement that documents the terms and conditions of such Superior Proposal.

(e)                                  Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to terminate this Agreement pursuant to Section 8.1(c)(ii) and Section 6.5(d), (x) unless the Company shall have provided to Parent four (4) Business Days’ prior written notice (the “6.5(e) Notice”) advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the reasons for such action and the material terms and conditions of any such Superior Proposal) and, if applicable, a copy of the relevant proposed transaction agreement, and (y):

(i)                                     during such four (4) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent regarding changes to the terms of this Agreement intended to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

(ii)                                  the Company shall have considered any adjustments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Parent (the “Proposed Changed Terms”) no later than 5:00 p.m., New York City time, on the fourth (4th) Business Day of such four (4) Business Day period and shall have determined in good faith (after consultation with its outside legal counsel and financial advisors) that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect.

For the avoidance of doubt, (A) if Parent, within four (4) Business Days following its receipt of a 6.5(e) Notice makes an offer that, as determined in good faith by the Company Board (after consultation with its outside counsel and financial advisors) results in the applicable Acquisition Proposal no longer being a Superior Proposal, then the Company shall have no right to terminate this Agreement pursuant to Section 8.1(c)(ii) and Section 6.5(d) as a result of such Acquisition Proposal, and (B) any (1) material revisions to the terms of a Superior Proposal or (B) material revisions to an Acquisition Proposal that the Company Board had determined no longer constitutes a Superior Proposal, shall constitute a new Acquisition Proposal and shall in each case require the Company to deliver to Parent a new 6.5(e) Notice and a new four (4) Business Day period shall commence thereafter.

(f)                                   The Company shall promptly (and in any event within 24 hours) advise Parent orally or in writing in the event that the Company receives any Acquisition Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to an Acquisition Proposal, and in connection with such notice, provide to Parent the material terms and conditions (including the identity of the Third Party making any such Acquisition Proposal) of any such Acquisition Proposal.  The Company shall (i) keep Parent reasonably informed of the status and material details (including any material change to the terms thereof) of any such Acquisition Proposal (including any determination by the Company Board pursuant to Section 6.5(b)) and any discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable (and in any event within 24 hours) after receipt or delivery thereof of any written indication of interest (or amendment thereto) or any written material that constitutes an offer (or amendment thereto).

(g)                                  Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i)

taking and disclosing any position or disclosing any information reasonably required under Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, that in all cases, any such action or disclosure shall comply with Section 6.5(c), Section 6.5(d), and Section 6.5(e).

(h)                                 For purposes of this Agreement:

(i)                                     “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any bona fide proposal or offer from a Third Party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company or any of its Subsidiaries whose revenues, income, EBITDA or assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated revenues, income, EBITDA or assets of the Company and its Subsidiaries; (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any Person of twenty percent (20%) or more of the assets of the Company and its Subsidiaries, taken as a whole (based on fair market value, as determined in good faith by the Company Board); (iii) the acquisition in any manner, directly or indirectly, by any Person of twenty percent (20%) or more of the issued and outstanding shares of Company Common Stock; (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of the Company Common Stock or any class of equity or voting securities of the Company or any of its Subsidiaries whose revenues, income, EBITDA or assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated revenues, income, EBITDA or assets of the Company and its Subsidiaries, or (v) any combination of the foregoing.

(ii)                                  “Superior Proposal” shall mean an Acquisition Proposal (provided, that the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “ninety percent (90%)”) made by a Third Party that the Company Board determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Company Board considers in good faith to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), (A) is on terms that are more favorable to the holders of Company Stock than the transactions contemplated by this Agreement (after giving effect to all Proposed Changed Terms) from a financial point of view and (B) is reasonably expected to be consummated on a timely basis.

Section 6.6                                    Directors’ and Officers’ Indemnification and Insurance.  (a) Parent and Merger Sub agree that all rights to exculpation and indemnification (and all rights to advancement of expenses relating thereto) for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement, including the Merger), existing in favor of the Indemnitees as provided in the Charter or By-laws as in effect on the date of this Agreement (or such equivalent organizational or governing documents of any of the Company’s Subsidiaries as in effect on the date of this Agreement) or under the indemnification, employment or other similar agreements between any Indemnitee and the Company or any of its Subsidiaries set forth on Section 6.6 of the Company Disclosure Schedule (a complete and correct copy of each such agreement having been made available to Parent by the Company prior to the date hereof), shall survive the Merger and shall continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law.  From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to (including by providing funding to the extent the Surviving Corporation does not have sufficient funds), indemnify, defend and hold harmless, and advance expenses to, Indemnitees with respect to (x) all acts or omissions by them in their capacities as such at any time at or prior to the Effective Time or (y) any costs or expenses (including attorneys’ fees and expenses in advance of the final disposition of any Proceeding to each Indemnitee), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding by reason of the fact that such Person was acting in such capacity or anything done or not done by such Person in such capacity at or prior to the Effective Time, whether such Proceeding is initiated before or after the Effective Time, in either case, to the extent required by (X) the Charter or By-laws (or such equivalent organizational or governing documents of any of the Company’s Subsidiaries as in effect on the date of this Agreement) or (Y) to the extent an Indemnitee is afforded greater rights or remedies than provided under the Charter or Bylaws, the agreements set forth on Section 6.6 of the Company Disclosure Schedule.  In the event of any such Proceeding, Parent and the Surviving Corporation shall control the defense of such Proceeding; provided, however, that neither Parent nor the Surviving Corporation shall settle any such Proceeding without the prior written consent of the Indemnitee unless the Surviving Corporation assumes full responsibility for such settlement, the settlement grants the Indemnitee a complete release in respect of the potential liability relating to the claims underlying such Proceeding and such settlement does not contain any admission detrimental to the Indemnitee.  For a period of six (6) years after the Effective Time, Parent shall, to the extent permitted by applicable Law, cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the Indemnitees than those set forth in the Charter and By-laws and the Company’s Subsidiaries’ organizational documents as in effect on the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnitees.  From and after the Effective Time, in the event the Surviving Corporation or any of its Subsidiaries does not have sufficient funds to honor each of the respective agreements contained in this Section 6.6(a) in accordance with their respective terms, Parent shall provide or cause to be provided to the Surviving Corporation or such Subsidiary, as the case may be, sufficient funds so that such Person may honor the applicable agreements contained in this Section 6.6(a).

(b)                                 From the Effective Time through the sixth (6th) anniversary of the Effective Time (the “Tail Period”), Parent shall, or shall cause the Surviving Corporation to, maintain in effect the Company’s current directors’ and officers’ liability insurance policies and fiduciary liability insurance policies covering each officer and director currently covered by the Company’s directors’ and officers’ liability insurance policies and fiduciary liability insurance policies for acts or omissions occurring prior to the Effective Time with respect to any matter claimed against such Person by reason of him or her serving in such capacity on terms with respect to such coverage and amounts no less favorable in the aggregate than those of such policies in effect on the date of this Agreement; provided, that the Surviving Corporation may (i) substitute therefor policies of any reputable insurance company or (ii) satisfy its obligation under this Section 6.6(b) by obtaining prepaid (or “tail”) directors’ and officers’ liability insurance policies and fiduciary liability insurance policies, in each case, the material terms of which, including coverage and amount, are no less favorable in the aggregate to such directors and officers than the insurance coverage otherwise required under this Section 6.6(b); provided, further, that in no event shall the aggregate costs of any of the foregoing insurance policies exceed in any one year during the Tail Period 250% of the current aggregate annual premiums paid by the Company for such purpose (the Company’s current aggregate annual premiums are set forth in Section 6.6(b) of the Company Disclosure Schedule); for the avoidance of doubt, it being understood that in such case Parent or the Surviving Corporation shall nevertheless be obligated to obtain such coverage, with respect to each year during the Tail Period, as may be obtained for 250% of the current aggregate annual premium paid by the Company.

(c)                                  The Indemnitees to whom this Section 6.6 applies shall be third party beneficiaries of this Section 6.6.  The provisions of this Section 6.6 are intended to be for the benefit of each Indemnitee and his or her successors, heirs or representatives.  Parent shall pay or cause to be paid all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnitee in successfully enforcing the indemnity and other obligations provided in this Section 6.6.

(d)                                 The rights of each Indemnitee under this Section 6.6 shall be in addition to any rights such Person may have under the Charter or By-laws (or equivalent organizational or governing documents of any of the Company’s Subsidiaries), certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation, the indemnification, employment or other similar agreements between any Indemnitee and the Company or any of its Subsidiaries set forth on Section 6.6 of the Company Disclosure Schedule, or under any applicable Law.

(e)                                  Notwithstanding any other provision of this Agreement, this Section 6.6 shall survive the consummation of the Merger indefinitely and shall be binding on all successors and assigns of the Surviving Corporation and its Subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives.  In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, Parent shall ensure that proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume and succeed to the obligations set forth in this Section 6.6.

Section 6.7                                    Notification of Certain Matters.  From and after the date hereof until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 and the Effective Time, the Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company, upon receiving Knowledge of (a) any notice, complaint, investigation or hearing (or communications indicating that the same may be contemplated) of any Governmental Authority in connection with this Agreement, the Merger or the transactions contemplated hereby, (b) any written notice of any Person (other than a Governmental Authority) alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication could be material to the Company, the Surviving Corporation or Parent, (c) any Proceeding commenced or, to such party’s Knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby, (d) any fact, event or circumstance that would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, or (e) any material change, effect or circumstance that would reasonably be expected to give rise to a failure of a condition precedent in Section 7.2 (in the case of the Company) and Section 7.3 (in the case of Parent); provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties herein or the conditions to the obligations of the parties hereunder or the remedies available hereunder to any Party; provided, further, that a failure to give prompt notice pursuant to this Section 6.7 shall not of itself constitute a breach giving rise to the failure of a condition to the Merger set forth in Article VII except to the extent that the underlying fact or circumstance not so notified would standing alone constitute a breach giving rise to such a failure.

Section 6.8                                    Public Announcements.  The initial press release(s) announcing the execution of this Agreement shall be in a form mutually agreed upon by Parent and the Company.  Parent and the Company shall consult with each other before issuing, and, to the extent practicable, give each other a reasonable opportunity to review and comment on, any other press release or other public announcements with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public announcement prior to such consultation, except to the extent the disclosing party determines based on advice of counsel it is required to do so by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system, in which case such party shall use reasonable best efforts to consult with the other party before issuing any such release or making any such public announcement.  Notwithstanding any other provision of this Agreement, (i) the Company will no longer be required to consult with Parent in connection with any such press release or public announcement if the Company Board has effected any Change in Recommendation or shall have resolved to do so and (ii) the requirements of this Section 6.8 shall not apply to any disclosure by Company or Parent of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement, the Merger or the transactions contemplated by this Agreement.  Upon Parent’s request, (x) the Company and Parent shall promptly prepare a mutually acceptable joint written presentation to Institutional Shareholder Services recommending this Agreement and the transactions contemplated hereby, including the Merger, (y) the Company shall request a meeting with Institutional Shareholder Services for purposes of obtaining its recommendation of the approval of this Agreement by the stockholders of the Company and (z) the Company shall reasonably cooperate with Parent to obtain such recommendation.

Section 6.9                                    Employee Matters.

(a)                                 From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms, all existing employment, change in control and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries.

(b)                                 Continuing Employees.

(i)                                     During the one (1)-year period commencing at the Effective Time or such shorter period as the applicable employee may be employed, Parent shall provide or shall cause the Surviving Corporation to provide to each person who is an employee of the Company or  any of its Subsidiaries immediately prior to the Effective Time and who continues as an employee of the Surviving Corporation or any of its affiliates (each, a “Company Employee”) a base salary or wage rate and annual cash bonus opportunity at least equal to the Company Employee’s base salary or wage rate and annual bonus opportunity in effect as of immediately prior to the Effective Time and benefits (other than with respect to equity or equity based-awards) that are, in the aggregate, substantially no less favorable than those in effect immediately prior to the Effective Time.

(ii)                                  For purposes of eligibility and vesting under the compensation and benefit plans, programs agreements and arrangements of Parent, the Company, the Surviving Corporation or any respective Subsidiary and Affiliate thereof providing benefits to any Company Employees after the Merger Closing (the “New Plans”), and benefit accrual solely for purposes of determining accrual of vacation and severance benefits under New Plans, if applicable, each Company Employee shall be credited with his or her years of service with the Company (including any predecessor), the Company Subsidiaries and their respective Affiliates (and any additional service with any predecessor employer) before the Merger Closing, to the same extent as such Company Employee was entitled, before the Merger Closing, to credit for such service under any similar Company Benefit Plan.  In addition, and without limiting the generality of the foregoing:  (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents to the extent such exclusions or requirements were waived or satisfied under the comparable Company Benefit Plan, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(iii)                               Notwithstanding anything in this Section 6.9, the terms and conditions of employment for any Company Employees that are governed by a collective bargaining agreement immediately prior to the Merger Closing shall continue to be governed by such collective bargaining agreement as of the Merger Closing until the expiration, termination or modification of such agreement in accordance with its terms or applicable Law.

(c)                                  Prior to making any broad-based or otherwise material written communication to any current or former employee of the Company or any of its Subsidiaries relating to the transactions contemplated hereby, the Company or its Subsidiaries shall provide Parent with a reasonable opportunity to review and comment on, and consent to (which consent shall not be unreasonably withheld, conditioned or delayed) such communication.

(d)                                 This Section 6.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.9 or any other provision in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.9 or any other provision of this Agreement or is intended to be, shall constitute or be construed as an amendment to or modification of the Company Benefit Plans or any other employee benefit plan or arrangement of the Company, Parent or any of their respective Affiliates unless this Agreement explicitly states that the provision “amends” such Company Benefit Plan, or any other employee benefit plans or arrangements, or limit in any way the right of the Company, Parent or any of their respective Affiliates to amend, modify or terminate any Company Benefit Plan or any other employee benefit plans or arrangements.  This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to such Company Benefit Plan or arrangement.  If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to such Company Benefit Plan or arrangement and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.  Nothing in this Section 6.9 or any other provision in this Agreement shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Company Employee at any time following the Effective Time.

Section 6.10                             Rule 16b-3 Matters.  Prior to the Effective Time, the Company may take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11                             Credit Facility.  The Company shall, with immediately available funds provided by Parent or otherwise available to the Company, at the Effective Time, repay in full all indebtedness (and other amounts required to be repaid) under the Credit Facility and terminate all commitments, obligations and agreements under the Credit Facility, and the Company shall obtain customary pay-off letters and the release of related Liens, including the related filings and return of collateral (including certificated securities), in each case in form and substance reasonably acceptable to Parent.  In connection therewith, Parent shall take all actions reasonably requested by the Company to facilitate such prepayment and termination which actions shall include, without limitation, Parent depositing or causing to be deposited, not later than the Effective Time, with the Credit Facility Agent all amounts specified by the Credit Facility Agent as being necessary to cash collateralize any letters of credit and bankers acceptances outstanding under the Credit Facility and to prepay all indebtedness under the Credit Facility (including any fees, expenses, costs, commitment fees, penalties, and other amounts payable to the Credit Facility Agent or the Credit Facility Lenders under the Credit Facility). Unless the Credit Facility Agent has otherwise waived or modified any notice requirements under the Credit Facility Agreement, the Company, in consultation with Parent, will provide the advance notice required under the Credit Facility Agreement, if any, of its intention to repay all indebtedness under the Credit Facility and to terminate the commitments of the Credit Facility Lenders thereunder as of the anticipated date that the Effective Time will occur, as determined by mutual agreement of the Company and Parent, as specified in such notice (the “Anticipated Prepayment Date”). In the event that the actual date of such repayment and termination does not occur on the Anticipated Prepayment Date as a result of the breach of this Agreement by Parent or Merger Sub, Parent shall reimburse the Company for any actual out-of-pocket costs or expenses that the Company or any of its Subsidiaries incurs as a direct result of the failure of the Company to so repay such indebtedness and terminate such commitments on the Anticipated Prepayment Date.

Section 6.12                             Stockholder Litigation.  The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement; provided, that neither the Company nor any of its Subsidiaries or their respective Representatives shall compromise, settle, come to an arrangement regarding any such stockholder litigation or consent to the same unless Parent shall have consented in writing (such consent not to be unreasonably withheld, conditioned or delayed); provided, further, that after receipt of the Requisite Stockholder Approval, the Company shall cooperate with Parent with respect to, and, if requested by Parent, use its reasonable best efforts to defend or to settle, any unresolved stockholder litigation in accordance with Parent’s direction.  Any such participation by Parent will be at Parent’s sole cost and expense.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1                                    Conditions to the Obligations of Each Party.  The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Merger Closing Date of the following conditions:

(a)                                 the Requisite Stockholder Approval shall have been obtained;

(b)                                 (i) The waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been obtained and (ii) antitrust approval of, or expiration or early termination of waiting period (or any extension thereof) applicable to, the consummation of the Merger under the Foreign Antitrust Laws listed on Section 7.1(b) of the Company Disclosure Schedule shall have been granted or shall have occurred; and

(c)                                  no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (collectively, “Restraints”) or commenced any Proceeding, which is then pending or in effect that, in any case, seeks to enjoin, prohibit or make illegal or enjoins, prohibits or makes illegal the consummation of the Merger.

Section 7.2                                    Conditions to the Obligations of Parent and Merger Sub.  In addition to the conditions set forth in Section 7.1, the respective obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Merger Closing Date of the following further conditions:

(a)                                 each of the representations and warranties of the Company (i) set forth in Section 4.2(a) and the first three sentences of Section 4.2(b) (Capitalization; Subsidiaries), Section 4.3 (Authority Relative to Agreement) and the first sentence of Section 4.9(a) (Absence of Certain Changes or Events),  shall be true and correct in all respects at and as of the date of this Agreement and the Merger Closing Date (except, with respect to Section 4.2(a), to the extent that any inaccuracies would be de minimis, in the aggregate) and (ii) set forth in Article IV hereof (other than Section 4.2(a), the first three sentences of Section 4.2(b), Section 4.3, and the first sentence of Section 4.9(a)), without giving effect to any qualifications as to materiality or Material Adverse Effect or other similar qualifications contained therein, shall be true and correct at and as of the date of this Agreement and the Merger Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (ii) for such failures to be true and correct as have not had, individually or in the aggregate, a Material Adverse Effect;

(b)                                 the Company shall have performed or complied in all material respects with each agreement and covenant required by this Agreement to be performed or complied with by it on or prior to the Merger Closing Date;

(c)                                  since the date of this Agreement, there shall not have occurred any change, event, effect or circumstance that, individually or in the aggregate, has had a Material Adverse Effect; and

(d)                                 the Company shall have delivered to Parent a certificate, dated the Merger Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 7.3                                    Conditions to the Obligations of the Company.  In addition to the conditions set forth in Section 7.1, the obligations of the Company to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Merger Closing Date of the following further conditions:

(a)           each of the representations and warranties of Parent and Merger Sub contained in this Agreement, without giving effect to any qualifications as to materiality or other similar qualifications contained therein, shall be true and correct at and as of the date of this Agreement and the Merger Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be true and correct as would not reasonably be expected to, individually or in the aggregate, materially impair the ability of Parent or Merger Sub to consummate the Merger;

(b)           Parent and Merger Sub shall have performed or complied in all material respects with each agreement and covenant required by this Agreement to be performed or complied with by them on or prior to the Merger Closing Date; and

(c)           Parent shall have delivered to the Company a certificate, dated the Merger Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4            Frustration of Closing Conditions.  Neither Parent nor Merger Sub may rely on the failure of any conditions set forth in Section 7.1 or Section 7.2 to be satisfied if such failure was caused by Parent’s or Merger Sub’s breach of this Agreement.  The Company may not rely on the failure of any conditions set forth in Section 7.1 or Section 7.3 to be satisfied if such failure was caused by the Company’s breach of this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1            Termination.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a)           by mutual written consent of each of Parent and the Company; or

(b)           by either Parent or the Company, if:

(i)            the Effective Time shall not have occurred on or before 5:00 p.m. (New York City time) on January 21, 2014 (the “Outside Date”); provided, however, that if the conditions set forth in Section 7.1(b) or Section 7.1(c) shall not have been satisfied or duly waived by all parties entitled to the benefit of such condition by the second (2nd) Business Day prior to the Outside Date (and all other conditions set forth in Article VII have been satisfied or shall be capable of being satisfied), either Parent or the Company may, by written notice delivered to such other party, extend the Outside Date until April 21, 2014 (such date as may be extended, the “Termination Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a party if such party has breached or violated any of its covenants, agreements or other obligations hereunder and such breach or violation has been the principal cause of or directly resulted in (1) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VII prior to the Termination Date or (2) the failure of the Merger Closing to occur by the Termination Date; or

(ii)           any Restraint shall be in effect enjoining or otherwise prohibiting the consummation of the Merger, and such Restraint shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have complied with its obligations under Section 6.3 to prevent, oppose or remove such Restraint; or

(iii)          the Requisite Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c)           by the Company if:

(i)            Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to a failure of a condition set forth in Section 7.1, Section 7.3(a) or Section 7.3(b) and (y) (A) is not capable of being cured prior to the Termination Date or (B) is not cured by Parent or Merger Sub on or before the earlier of (i) the Termination Date and (ii) the date that is thirty (30) days following the receipt by Parent of written notice from the Company of such breach or failure; provided, however, that if such notice is received within five (5) Business Days of the Termination Date, the Termination Date shall be extended by five (5) Business Days; and provided, further, that the Company shall not have a right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii)           prior to receipt of the Requisite Stockholder Approval, the Company Board has determined to enter into a definitive Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of Section 6.5(d) and Section 6.5(e), so long as  the Company (A) concurrently with such termination pays, or causes to be paid, to Parent the Company Termination Fee specified in Section 8.3(a)(ii) and (B) substantially concurrently with such termination enters into such Alternative Acquisition Agreement.

(d)           by Parent:

(i)            if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of any condition set forth in Section 7.1, Section 7.2(a) or Section 7.2(b) and (y) (A) is not capable of being cured prior to the Termination Date or (B) is not cured by the Company on or before the earlier of (i) the Termination Date and (ii) the date that is thirty (30) days following the receipt by the Company of written notice from Parent of such breach or failure; provided, however, that if such notice is received within five (5) Business Days of the Termination Date, the Termination Date shall be extended by five (5) Business Days; and provided, further, that Parent shall not have a right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii)           in the event that (A) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement distributed to its stockholders, (B) a Change in Recommendation has occurred, or (C) the Company, any Affiliate of the Company, or any employee, officer or director of the Company or of any Affiliate of the Company shall have committed an Intentional Breach of the obligations or agreements contained in Section 6.5 in any material respect or authorized or permitted any of their respective Representatives to take any action in breach of the obligations or agreements contained in Section 6.5 in any material respect, and, in either case, such breach gave rise to an Acquisition Proposal; provided, however, that Parent shall no longer be entitled to terminate this Agreement pursuant to this Section 8.1(d)(ii) once the Requisite Stockholder Approval has been obtained at the Stockholders’ Meeting.

Section 8.2            Effect of Termination.  In the event that this Agreement is terminated in accordance with Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and, except as set forth in this Section 8.2, this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided, that if (x) such termination resulted, directly or indirectly, from the Intentional Breach of any representation, warranty, covenant or other agreement contained herein or (y) the Intentional Breach of any representation, warranty, covenant or other agreement contained herein shall cause the Merger Closing not to occur, then, notwithstanding such termination, such breaching party shall be fully liable for any and all Damages as a result of such Intentional Breach; provided, further that the Confidentiality Agreement, and the provisions of Section 4.26, Section 5.7, Section 6.4 (last two sentences only), Section 6.11 (last sentence only) Article I, Article VIII and Article IX shall survive any termination of this Agreement.

Section 8.3            Termination Fees.

(a)           Termination Fees Payable.  If the Agreement is terminated by:

(i)            (x) either Parent or the Company pursuant to Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(i), and (y) (A) the Company receives or has received an Acquisition Proposal from a Third Party after the date hereof or an Acquisition Proposal shall have become publicly known prior to such termination, and (B) within twelve (12) months of such termination of this Agreement, the Company enters into a definitive agreement with respect to an Acquisition Proposal or the Company Board (or a committee thereof) recommends an Acquisition Proposal to the stockholders of the Company and an Acquisition Proposal is subsequently consummated (for the avoidance of doubt, such consummation may be during or after such 12-month period), then the Company shall pay, or cause to be paid, to Parent an amount equal to $20,000,000 (Twenty Million Dollars) (the “Company Termination Fee”) by wire transfer of immediately available funds not later than the second (2nd) Business Day following the date of the consummation of an Acquisition Proposal (provided, however, that for purposes of this Section 8.3(a)(i), the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii)           the Company pursuant to Section 8.1(c)(ii), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds substantially concurrently with, and as a condition to, such termination;

(iii)          Parent pursuant to Section 8.1(d)(ii), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds not later than the second (2nd) Business Day following such termination; and

(iv)          either Parent or the Company pursuant to Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(i), then the Company shall pay to Parent an amount equal to the sum of all documented, reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by Parent or Merger Sub or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement not to exceed $7,500,000 (the “Parent Expenses”) by wire transfer of immediately available funds not later than the second (2nd) Business Day following such termination.

(b)           Certain Limitations.

(i)            Notwithstanding anything to the contrary contained in this Agreement:

(1)           in no event shall the Company be required to pay the Parent Expenses on more than one occasion, and

(2)           (x) in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, and (y) in the event the Parent Expenses have already been paid under Section 8.3(a)(iv), the Company shall be entitled to credit the amount of the Parent Expenses actually paid against the amount of the Company Termination Fee it is required to pay under Section 8.3(a)(i).

(ii)           Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 9.9 (which shall not be limited by this Section 8.3(b)(ii)), in the event the Termination Fee is paid by the Company as required pursuant to Section 8.3(a), Parent’s right to receive payment from the Company of the Company Termination Fee and the Parent Expenses pursuant to Section 8.3(a) shall constitute the sole and exclusive remedy of Parent, Merger Sub and their Affiliates and Representatives against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Company Related Parties”) for all Damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby (except that, to the extent any termination of this Agreement resulted, directly or indirectly, from an Intentional Breach of this Agreement by the Company, Parent shall be entitled to both the payment of the Company Termination Fee and/or the Parent Expenses (in each case to the extent owed pursuant to Section 8.3(a)) and to any Damages, to the extent proven, in respect of such Intentional Breach (as reduced by any Company Termination Fee or Parent Expenses previously paid by the Company).

(c)           Integral Part of Transaction.  Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Company Termination Fee is not a penalty, and except as set forth in Section 8.3(b)(ii), constitutes liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement.  If the Company fails to pay the Company Termination Fee and/or the Parent Expenses pursuant to this Section 8.3 when due, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Company Termination Fee and/or the Parent Expenses, as the case may be, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Company Termination Fee or the Parent Expenses, as the case may be, from the date such payment was required to be made until the date of payment at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made.

Section 8.4            Amendment.  This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time before or after receipt of the Requisite Stockholder Approval; provided, however, that after the Requisite Stockholder Approval has been obtained, there shall not be any amendment that by Law requires further approval by the stockholders of the Company without such further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5            Extension; Waiver.  At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of the first sentence of Section 8.4, waive compliance with any agreement or condition contained herein.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.  Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.6            Expenses.  Except as expressly set forth herein (including Section 8.2 and Section 8.3), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger or any of the other transactions contemplated by this Agreement are consummated.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1            Non-Survival of Representations, Warranties and Agreements.  The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance in whole or in part after the Effective Time, including those contained in Article III, Section 6.6, and Section 6.9.

Section 9.2            Notices.  Any notice or other communication required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient); provided, that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Merger Sub:

ABB Ltd

Affolternstrasse 44

8050 Zurich Switzerland

Phone:  + 41 43 317 71 11

Fax: + 41 43 317 79 92

e-mail: diane.desaintvictor@ch.abb.com

Attention: Diane de Saint Victor, General Counsel

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY  10006

Phone:  (212) 225-2000

Fax:  (212) 225-3999

e-mail:  nwhoriskey@cgsh.com; dleinwand@cgsh.com

Attention:  Neil Q. Whoriskey; David Leinwand

if to the Company:

Power-One, Inc.

740 Calle Plano

Camarillo, CA 93012

Phone: (805) 987-8741

Fax: (805) 383-5898

e-mail: Tina.Mcknight@power-one.com

Attention:  Tina McKnight, Esq., General Counsel

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071

Phone:  (213) 229-7986

Fax:  (213) 229-6986

e-mail:  jbellah@gibsondunn.com

Attention:  Jennifer Bellah Maguire

Section 9.3            Interpretation; Certain Definitions.  The parties have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to an Article, Section, Appendix, Schedule, Annex or Exhibit, such reference shall be to an Article or Section of, or an Appendix, Schedule, Annex or Exhibit to, this Agreement, unless otherwise indicated.  The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole, including all Exhibits, Schedules and Annexes and Appendices, and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein.  References to a Person are also to its successors and permitted assigns.  The words “made available to Parent” or words of similar import refer to documents (x) posted to the Electronic Data Room or (y) delivered in Person or electronically to Parent, Merger Sub or any of their respective Representatives.  The specification of any dollar amount in any representation or warranty contained in Article IV or Article V is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Schedule or the Parent Disclosure Schedule is or is not material for purposes of this Agreement.  Words describing the singular number shall be deemed to include the plural and vice versa, and words denoting any gender shall be deemed to include all genders.

Section 9.4            Severability.  If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, illegal or incapable of being enforced under any present or future Law or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the transactions contemplated hereby are fulfilled as originally contemplated to the fullest extent possible.

Section 9.5            Assignment.  Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that Parent may assign its rights and delegate its obligations hereunder to any direct or indirect wholly owned subsidiary of Parent so long as Parent remains ultimately liable for all of Parent’s obligations hereunder.  No assignment by any party hereto shall relieve such party of any of its obligations hereunder.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.6            Entire Agreement.  This Agreement (including the Exhibits, Schedules, Annexes and Appendices hereto and other documents delivered pursuant hereto) constitutes, together with the Confidentiality Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof.

Section 9.7            No Third-Party Beneficiaries.  This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, except for the rights to receive consideration after the Effective Time under Article III (which shall be enforceable by the applicable holders of equity securities issued by the Company if the Effective Time shall occur) and Section 6.6 (which shall be enforceable by the Indemnitees).  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person.  The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto.  Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8            Governing Law.  This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.9            Specific Performance.  (a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, may occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions.  Accordingly, except as otherwise set forth in this Section 9.9, each of the parties acknowledges and agrees that the parties hereto shall be entitled, without posting a bond or other indemnity, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

(b)           Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.9.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.9.  The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.9, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.9 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.9 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.9 prior or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any legal proceeding pursuant to this Section 9.9 or anything set forth in this Section 9.9 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 9.10          Consent to Jurisdiction.  (a) Each of Parent, Merger Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court.

(b)           Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by Law, (b) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware).  Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.11          Counterparts.  This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.12          WAIVER OF JURY TRIAL.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9.13          Parent Role.  Parent is acting solely as an obligor under this Agreement, and not as a broker for Merger Sub.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ABB LTD

By:	/s/Dr. Ulrich Spiesshofer
Name: Dr. Ulrich Spiesshofer
Title: Member of the Group Executive Committee

By:	/s/ Diane de Saint Victor
Name: Diane de Saint Victor
Title: Member of the Group Executive Committee

VERDI ACQUISITION CORPORATION

By:	/s/ Diane de Saint Victor
Name: Diane de Saint Victor
Title: Secretary and General Counsel

POWER-ONE, INC.

By:	/s/ Richard J. Thompson
Name: Richard J. Thompson
Title: President and Chief Executive Officer

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

POWER-ONE, INC.

I, THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), do hereby certify as follows:

FIRST:               The name of the corporation is Power-One, Inc. (hereinafter referred to as the “Corporation”).

SECOND:          The registered office of the Corporation is to be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware, 19801.  The name of its registered agent at that address is The Corporation Trust Company.

THIRD:              The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.  The Corporation shall have perpetual existence.

FOURTH:         The total number of shares of capital stock that the Company has authority to issue is 1,000 shares, which will be designated common stock, par value $0.001 per share.

FIFTH:               The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)        The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws.  Election of directors need not be by ballot unless the by-laws so provide.

(2)        The Board of Directors shall have powers without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(3)        The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(4)        In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SIXTH:              The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as the same exists or may hereafter be amended, indemnify all persons whom it may indemnify pursuant thereto.  To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  The liability of a director of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply. The Corporation is authorized to provide by bylaw, agreement or otherwise for indemnification of directors, offices, employees and agents for breach of duty to the Corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law.  Any repeal or modification of this Article shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

SEVENTH:        Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of

Delaware, may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

EIGHTH:           The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.